As filed with the Securities and Exchange Commission on May 9, 2007
Registration No. 333-110484

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4
to
Form S-4
on
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atlantic Coast Entertainment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7011	54-2131349
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
c/o Stratosphere Casino Hotel & Tower
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
(702) 380-7777
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Denise Barton
Vice President and Chief Financial Officer
c/o Stratosphere Casino Hotel & Tower
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
(702) 380-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel A. Yunis, Esq.
Evan L. Greebel, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☑
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (SEC file number 333-110484) is filed on Form S-1 to update, in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended, the information contained in the prospectus originally filed as part of that Registration Statement. The Registrant is filing this Post-Effective Amendment No. 4 on Form S-1 in reliance upon Rule 401(e) promulgated under the Securities Act.
      The Registration Statement covered the issuance of up to 2,750,000 shares of common stock of Atlantic Coast Entertainment Holdings, Inc., or Atlantic Holdings, pursuant to warrants at an exercise price of $0.01 per share. Warrants to purchase an aggregate of 2,428,016 shares of common stock of Atlantic Holdings have been exercised as of May 9, 2007, and the remaining warrants to purchase 321,984 shares of common stock are now, and have been exercisable since May 17, 2005. On March 16, 2007, in accordance with the terms of the warrants, our board of directors determined that the warrants may not be exercised after June 20, 2007 and the Company notified warrant holders that all outstanding warrants to purchase shares of our common stock will no longer be exercisable after June 20, 2007.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED MAY 9, 2007
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-110484
PROSPECTUS
Atlantic Coast Entertainment Holdings, Inc.
321,984 Shares of Common Stock Issuable upon
Exercise of Warrants

        We are offering up to 321,984 shares of our common stock pursuant to the exercise of outstanding warrants at an exercise price of $0.01 per share, or an aggregate exercise price of $3,219.84
      The warrants became exercisable on May 17, 2005 and will continue to be exercisable until June 20, 2007, and all outstanding warrants will be cancelled at 5:00 p.m. New York time on June 20, 2007.
      This is not an underwritten offering and there will be no underwriter’s discounts or commissions. The exercise price of the warrants and net proceeds to us, before expenses, is $0.01 per share, resulting in aggregate net proceeds to us, before expenses, of $3,219.84
      We urge you to read carefully the “Risk Factors” section beginning on page 4 of this prospectus where we describe specific risks associated with an investment in us and our securities before you make your investment decision.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      The date of this prospectus is        , 2007.

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are making neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is this prospectus an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision.

Company Information
      Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our” and similar terms refer to Atlantic Coast Entertainment Holdings, Inc. and our wholly owned subsidiary ACE Gaming LLC, or ACE Gaming, a New Jersey limited liability company.
      We were incorporated in Delaware on October 31, 2003 and were a wholly-owned subsidiary of Greate Bay Hotel and Casino, Inc., or GBHC, which was a wholly-owned subsidiary of GB Holdings, Inc., or GB Holdings. Until July 22, 2004, GBHC was the owner and operator of The Sands Hotel and Casino, or The Sands, located in Atlantic City, New Jersey. ACE Gaming was formed in November 2003 to own and operate The Sands. We and ACE Gaming were formed in connection with a transaction, which included a consent solicitation and offer to exchange, in which holders of $110 million of 11% notes due 2005, or the 11% notes, issued by GB Property Funding Corp., a wholly-owned subsidiary of GB Holdings, and guaranteed by GB Holdings and GBHC, were given the opportunity to exchange the 11% notes, on a dollar for dollar principal basis, for our 3% notes due 2008, or the 3% notes (together with accrued but unpaid interest on the 11% notes), and $100 per $1,000 of principal amount of 11% notes exchanged (the “Transaction”). The consent solicitation and exchange offer was consummated on July 22, 2004, and holders of $66.3 million principal amount of the 11% notes exchanged those notes for $66.3 million principal amount of our 3% notes. The Transaction also included the transfer of substantially all of the assets of GB Holdings to us.
      Our principal executive offices are located at c/o Stratosphere Casino Hotel & Tower, 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104. Our telephone number is (702) 380-7777.
Our Business

Overview
      We owned and operated The Sands until November 17, 2006, through our wholly-owned subsidiary, ACE Gaming.
      We are an indirect subsidiary of, and our ultimate parent is, American Real Estate Partners, L.P., or AREP, a Delaware master limited partnership the units of which are traded on the New York Stock Exchange. As of December 31, 2006, affiliates of Carl C. Icahn owned 9,813,346 preferred units and 55,655,382 depositary units, which represented approximately 86.5% of the outstanding preferred units and approximately 90.0% of the outstanding depositary units of AREP. Mr. Icahn is the Chairman of the Board of Directors of American Property Investors, Inc., or API, AREP’s general partner. AREP is a holding company. Its operations are conducted through its subsidiaries and substantially all of its assets consist of a 99% limited partnership interest in its subsidiary, American Real Estate Holdings Limited Partnership, or AREH. AREH is a holding company that invests in a variety of entities including us. The general partner of AREH is API.
      On March 16, 2007, our board of directors, in accordance with the terms of the warrants, notified warrant holders that all outstanding warrants to purchase shares of our common stock will no longer be exercisable after June 20, 2007, or the cancellation date. If a warrant holder fails to exercise his or her warrants prior to 5:00 p.m., New York City time, on the cancellation date, such holder will lose the right and will no longer have the opportunity to exercise such warrants for shares of our common stock.
Sale of ACE Gaming
      On September 3, 2006, we entered into an agreement, or the acquisition agreement, with ACE Gaming, AREH and certain other entities affiliated with AREH and Pinnacle Entertainment, Inc., or Pinnacle, to consummate the sale of our equity interest in ACE Gaming which owned and operated The Sands, and certain real estate parcels, adjacent to The Sands owned by affiliates of AREH. The transaction closed on

November 17, 2006. The terms of the acquisition agreement required us to close The Sands prior to the consummation of the transaction. Accordingly, on November 11, 2006, we closed The Sands and on November 16, 2006, we voluntarily surrendered our gaming license to the New Jersey Casino Control Commission, or the Commission. As a result of this transaction, we no longer have an operating business.
      The total consideration paid pursuant to the Agreement was approximately $275 million (of which approximately $201 million was paid to us and the balance to AREH and certain of its affiliates for the adjacent properties). Under the terms of the acquisition agreement and an escrow agreement, or the Pinnacle escrow agreement, dated as of November 17, 2006, by and between us and Pinnacle, we agreed with Pinnacle that $50 million of the purchase price would be deposited in escrow pending satisfaction of certain conditions. Pursuant to an indemnification agreement, or the indemnification agreement, dated as of September 3, 2006, and an escrow agreement, or the AREH escrow agreement, dated as of November 17, 2006, each with AREH, we deposited the net proceeds from the sale of ACE Gaming into escrow. The Pinnacle escrow agreement amount of $50 million was released on February 28, 2007 and the funds are now subject to the AREH escrow agreement. AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. Our primary source of income will be earnings on the proceeds from the sale.
      Under the terms of the indemnification agreement and the AREH escrow agreement, our proceeds from the sale of ACE Gaming, of approximately $201 million, were deposited into escrow and portions may be released to us upon the earlier of: an event that results in an obligation on us to make a payment to Pinnacle under the terms of the acquisition agreement, an event that results in an obligation on us to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy or the right to declare a dividend or distribution of such proceeds. We and AREH are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. We do not know when or if the cash proceeds will be released from escrow and cannot give any assurances that we will make any distributions of such cash when it is released from escrow.

Background
      On May 17, 2005, holders of a majority of the aggregate principal amount of our 3% notes elected to allow holders of the 3% notes to convert all, or a portion, of their 3% notes into our common stock. Immediately following this election, AREP, which owned an aggregate of $63.9 million principal amount of the 3% notes, elected to convert an aggregate of $28.8 million principal amount of the 3% notes into 1,898,181 shares of our common stock (65.90909 shares of our common stock for each $1,000 principal amount of the 3% notes and accrued, but unpaid, interest), pursuant to the terms of the indenture governing the 3% notes.
      As a result of the conversion of 3% notes by AREP and pursuant to the terms of the warrant agreement that we entered into with American Stock Transfer and Trust Company, as warrant agent, as of May 17, 2005, holders of our warrants may exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own, at an exercise price of $.01 per share of our common stock.
      On May 17, 2005, affiliates of Mr. Icahn, including AREP, exercised warrants to purchase an aggregate of 2,130,904 shares of our common stock. On June 30, 2005, AREP purchased from affiliates of Mr. Icahn the shares of our common stock owned by them.
      On September 6, 2006, holders of a majority of the outstanding principal amount of our 3% notes, directed us and all other holders of 3% notes to immediately convert all outstanding 3% notes into shares of our common stock. As a result, affiliates of Mr. Icahn converted $35.1 million of our 3% notes to 2,314,986 shares of our common stock and the remaining holders of $2.3 million converted to 153,898 shares of our common stock. As a result of such conversion, the indenture governing our 3% notes was deemed satisfied pursuant to its terms and Wells Fargo Bank National Association, as trustee, terminated the liens on our assets and on the assets of ACE Gaming. As a result of the above described transactions, on December 31, 2006, affiliates of Mr. Icahn owned an aggregate of 6,344,071 shares and GB Holdings owned 2,882,938 shares of our outstanding common stock.
      On September 29, 2005, GB Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 13, 2006, an Official Committee of Unsecured Creditors, or the committee, of GB Holdings, was formed and was granted standing by the Bankruptcy Court to commence litigation in the name of GB Holdings against us, ACE Gaming and other entities affiliated with Mr. Icahn, as well as the directors of GB Holdings. The committee originally filed an objection to the allowance of our claims against GB Holdings. The committee also challenged certain parts of the Transaction. Mr. Icahn and affiliates maintained ownership of 7,748,744 shares of GB Holdings common stock. The Bankruptcy Court placed the consideration of the committee’s Proposed Plan of Liquidation and Disclosure Statement in abeyance until the resolution of the proposed litigation.
      During the fourth quarter of 2006, entities affiliated with Mr. Icahn entered into a term sheet, or the term sheet, with the committee, GB Holdings and Robino Stortini Holdings LLC, or RSH, which outlined the resolution of claims relating to the July 2004 transactions. In 2005, RSH filed an action in Delaware Chancery Court, claiming to hold a beneficial interest in shares of stock and GB Holdings. The provisions of the term sheet were incorporated in the committee’s Eighth Modified Chapter 11 Plan of Liquidation of GB Holdings, or the Plan. On January 30, 2007, the Bankruptcy Court approved the Plan. On February 22, 2007, in accordance with the Plan, AREH acquired (1) all of our common stock owned by GB Holdings for a cash payment of approximately $52 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GB Holdings and Icahn affiliates and (2) all of the warrants to acquire our common stock and our common stock owned by RSH for a cash payment of $3.7 million. In accordance with the Plan, GB Holdings used the $52 million to pay amounts owed to its creditors, including the holders of the 11% notes and holders of administrative claims and to establish an approximately $330,000 fund to be distributed pro rata to holders of equity interests in GB Holdings other than entities affiliated with Mr. Icahn. In addition, we and other entities affiliated with Mr. Icahn received releases of all direct and derivative claims that could be asserted by GB Holdings, its creditors and stockholders, including RSH. As a result of the approval of the Plan by the Bankruptcy Court and the subsequent consummation of the transactions set forth in the Plan, management believes that all claims against us in connection with the GB Holdings bankruptcy have been resolved.
      Pursuant to the Plan, AREP acquired 2,882,938 shares of our common stock from GB Holdings and warrants to acquire approximately 163,000 shares of our common stock from RSH, and upon exercise of such warrants AREH will own approximately 9,389,511 shares of our common stock, representing approximately 93.9% of our common stock on a fully diluted basis.
FORWARD LOOKING STATEMENTS
      Some statements in this prospectus are known as “forward-looking statements,” as that term is used in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.
      When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we described strategy that involves risks or uncertainties, we are making forward-looking statements.
      Forward-looking statements are only predictions. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will be achieved. Actual events or results may differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this prospectus as a result of risks that we face, including those set forth in the section of this prospectus called “Risk Factors.”

RISK FACTORS
      You should carefully consider the risks described below and other information in this prospectus before deciding to purchase shares of our common stock.
Risks Related to us

The warrants will be cancelled as of June 20, 2007.
      If you do not exercise your warrants prior to June 20, 2007, they will be cancelled and you will no longer have an opportunity to exercise such warrants. If your warrants are cancelled before you exercise them, you will lose a valuable right and will no longer have an opportunity to exercise your warrants for shares of our Common Stock.

There is no market for our common stock other than the Pink Sheets.
      Our common stock is not listed on a national securities exchange or an inter-dealer quotation system and trading, if any, in our common stock is conducted on the “pink sheets” or in privately negotiated transactions. As a result of our common stock not being listed there is limited liquidity, limited release of the market price of our common stock and limited company news coverage. Each of those factors could restrict investors’ interest in our common stock. Due to these factors, it may be difficult for you to buy or sell shares of our common stock and the market price may not accurately represent our enterprise value.

We are a shell company, our primary asset is cash and our sole source of revenue is interest from the escrow in which the cash was deposited.
      On November 17, 2006, we consummated the transactions set forth in the acquisition agreement and sold our primary asset, membership interests in ACE Gaming, to Pinnacle for $201 million in cash which is being held in the AREH escrow. Cash is our primary asset and therefore, our sole source of revenue is interest that the cash earns in the escrow account. As a result of cash being our primary asset, we are considered a shell company under Rule 12(b)-2 of the Securities Exchange Act of 1934, as amended, and we may be subject to additional limitations or obligations.

Our primary asset is cash which has been deposited into an escrow account pursuant to the terms of an indemnification agreement and escrow agreement.
      Under the terms of the indemnification agreement and the AREH escrow agreement, our $201 million of proceeds from the sale of ACE Gaming were deposited into escrow and portions may be released to us upon the earlier of: an event that results in an obligation on us to make a payment to Pinnacle under the terms of the acquisition agreement, an event that results in an obligation on us to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy with respect to such proceeds or the right to declare a dividend or distribution of such proceeds. Both AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. We do not know when or if the cash proceeds will be released from escrow and cannot give any assurances that we will make any distributions of such cash when it is released from escrow.

We are a majority-owned subsidiary of American Real Estate Partners, L.P. which will be able to determine decisions concerning us.
      In connection with the Plan, AREP acquired 2,882,938 shares of our common stock from GB Holdings and warrants to acquire approximately 163,000 shares of our common stock from RSH, and upon exercise of such warrants AREH will own approximately 9,389,511 shares of our common stock, representing approximately 93.9% of our common stock on a fully diluted basis and can effectuate major corporate decisions, including mergers, as it may determine.
      Mr. Icahn, including certain entities related to him, is actively involved in the gaming industry and, through certain affiliates, currently owns 100% of API, the general partner of AREP and AREH and approximately 86.5% of AREP’s outstanding preferred units and approximately 90.0% of AREP’s depositary units. As a result, Mr. Icahn has the ability to appoint the board of directors of API, which in turn has the power to appoint our parent’s board of directors, which will control many aspects of our operations and affairs.
      All of the members of our board of directors are also directors of AREP. These directors have obligations to us as well as to AREP and may have conflicts of interest with respect to matters potentially or actually involving or affecting us. We cannot assure you that any conflicts between us and AREP will be resolved in our favor.

If we are deemed to be an “investment company” under the Investment Company Act of 1940, we may be required to comply with burdensome compliance requirements and our activities may be restricted, which would be likely to have a material adverse impact on our growth, financial condition and results of operations
      We do not believe that we are an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Generally, a company is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). As a result of the sale of ACE Gaming, our primary asset is cash that is currently held in escrow and investment in money-market accounts. Under the terms of the Investment Company Act, we will be required to comply with the terms of such act, if we do not use the proceeds from the sale of ACE Gaming to acquire another operating business within one year of the consummation of the sale of ACE Gaming. If we are determined to be an investment company, we would become subject to the registration and other requirements of the Investment Company Act.
      The Investment Company Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (which may include Mr. Icahn and his affiliates) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, and materially adversely affect our business, financial condition and results of operations.

Because we do not know what types of businesses in which we will be investing, you cannot evaluate such businesses at this time.
      We will not be required to comply with the terms of the Investment Company Act, if we invest all or a substantial portion of the cash held pursuant to the AREH escrow agreement in an operating business prior to November 17, 2007. We may seek to make such an investment of the cash held pursuant to the AREH escrow agreement if we find an appropriate investment and if AREH approves. In order to avoid compliance with the Investment Company Act, we must find a suitable investment and AREH must approve of such investment pursuant to the terms of the AREH escrow agreement. We have not yet identified any investments that we may make or businesses that we may acquire, and we are not able to provide you with information to evaluate our investments prior to acquisition. Furthermore, at this time we have not established any criteria for investments. Affiliates of Mr. Icahn own a majority of the outstanding shares of our common stock and can approve investments or acquisitions. As a result of such stockholders majority ownership, you may not be able to evaluate the transaction terms, location and financial or operational data of businesses prior to our execution of definitive agreements. Except for investments described in our periodic, quarterly and annual reports, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments.

Affiliates of Carl C. Icahn received registration rights relating to our common stock.
      Affiliates of Mr. Icahn, including AREP, received registration rights in connection with the issuance of common stock to them because they are our “affiliates” (as such term is defined under federal securities laws) and their ability to sell such shares would be significantly limited without such registration rights. The registration rights will give AREP the right, subject to certain conditions, to, at its election, require us to register, at our expense, shares of our common stock for resale by AREP. This will increase AREP’S ability to sell its shares of our common stock, which could have a substantial effect on the trading market for our common stock. No other holders of our common stock have registration rights or comparable benefits.

USE OF PROCEEDS
      If all of the warrants are exercised, we will receive total gross proceeds of approximately $3,219.84 from this offering. We have received an aggregate of approximately $24,280.16 from the exercise of warrants, to date. We intend to use the net proceeds from this offering for general corporate purposes.
DIVIDEND POLICY
      We have not paid any dividends on shares of our common stock in the past and we do not intend to declare or pay any cash dividends on our common stock for the foreseeable future.

SELECTED FINANCIAL DATA
      The following table summarizes certain selected historical consolidated financial data and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and related notes thereto contained elsewhere herein. The data as of December 31, 2006, 2005, 2004, 2003 and 2002 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements at those dates and for those periods.
      Because GB Holdings controlled our operations and business prior to the Transaction and Atlantic Holdings and GB Holdings remain under common control for accounting purposes after the Transaction, the accompanying consolidated financial statements have been prepared as a reorganization of businesses under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities transferred to us by GB Holdings have been recognized at historical amounts. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets initially recognizes the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. The consolidated financial statements for each of the years in the three-year period ended December 31, 2004 present our results as if we had been in existence throughout the period from January 1, 2002 to December 31, 2004 and as if the prior operations were transferred to us from GB Holdings as of the earliest date presented.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY

	Years Ended December 31,

	2006	2005	2004	2003	2002

		(In thousands, except share data)
Income Statement Data:
Gross revenues	$155,483	$184,114	$194,389	$191,683	$213,273
Less promotional allowances	17,106	21,775	23,146	23,934	23,356

Net Revenues	138,377	162,339	171,243	167,749	189,917

Cost and expenses:
Operating expenses	140,968	151,765	152,949	154,976	168,872
Depreciation and amortization	10,186	15,960	14,898	14,123	13,292
Provision for obligatory investments	862	732	1,165	1,434	1,521
Loss on impairment of fixed assets	—	—	—	—	1,282
(Gain) loss on disposal of fixed assets	(37,935)	(6)	152	28	185

Total expenses	114,081	168,451	169,164	170,561	185,152

Income (loss) from operations	24,296	(6,112)	2,079	(2,812)	4,765

Non-Operating Income (expense):
Interest income	2,155	599	345	341	445
Interest expense	(1,855)	(5,915)	(8,883)	(12,581)	(12,195)
Debt restructuring costs	—	(23)	(2,759)	(1,843)	—

Total non-operating expense, net	300	(5,339)	(11,297)	(14,083)	(11,750)

Income (loss) before income taxes	24,596	(11,451)	(9,218)	(16,895)	(6,985)
Income tax (provision) benefit	15,236	(1,002)	(1,044)	(862)	(784)

Net Income (loss )	$39,832	$(12,453)	$(10,262)	$(17,757)	$(7,769)

Income (loss) per common share — basic	$5.17	$(2.30)	$(3.56)	$(6.16)	$(2.69)

Income (loss) per common share — diluted	$3.98	$—	$—	$—	$—

Weighted average common shares outstanding	7,704,093	5,413,431	2,882,938	2,882,938	2,882,938
Fully diluted shares outstanding	10,000,000	—	—	—	—
Other Financial Data:
Capital Expenditures	$4,113	$4,188	$17,378	$12,825	$14,058

	As of December 31,

	2006	2005	2004	2003	2002

		(In thousands)
Balance Sheet Data:
Total assets	$218,470	$204,668	$216,789	$211,010	$212,922
Total current debt and line of credit	—	3,548	—	—	—
Total current portion capital leases	—	310	248	—	—
Total non-current capital leases	—	251	432	—	—
Total long-term debt	—	37,459	66,259	110,000	110,000
Shareholder’s equity	217,771	138,092	123,603	53,359	71,115

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion contains management’s discussion and analysis of financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with, and is qualified in its entirety by reference to, our audited financial statements and related notes appearing elsewhere in this prospectus. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in “Risk Factors” and elsewhere in this document.
      Due to the closure of The Sands and subsequent sale of our equity interests in ACE Gaming, on November 17, 2006, our discussion below is historical in nature and does not discuss future results or trends and uncertainties related to that business.
Sale of ACE Gaming
      On September 3, 2006, we, along with ACE Gaming, AREH and certain other entities affiliated with AREH, entered into the acquisition agreement, with Pinnacle, to consummate the sale of our equity interest in ACE Gaming which owned and operated The Sands and certain real estate parcels, adjacent to The Sands owned by affiliates of AREH. The transaction closed on November 17, 2006. The terms of the acquisition agreement required us to close The Sands prior to the consummation of the transaction. Accordingly, on November 11, 2006, we closed The Sands and on November 16, 2006, we voluntarily surrendered our gaming license to the Commission. As a result of this transaction, we no longer have an operating business.
      The total consideration paid pursuant to the acquisition agreement was approximately $275 million (of which approximately $201 million was paid to us and the balance to AREH and certain of its affiliates for the adjacent properties). Under the terms of the acquisition agreement and the Pinnacle escrow agreement, we agreed with Pinnacle that $50 million of the purchase price would be deposited in escrow pending satisfaction of certain conditions. Pursuant to the indemnification agreement and the AREH escrow agreement, we deposited the net proceeds from the sale of ACE Gaming into escrow. The Pinnacle escrow agreement amount of $50 million was released on February 28, 2007 and the funds are now subject to the AREH escrow agreement. Both AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. Our primary source of income will be earnings on the proceeds from the sale.
      Under the terms of the indemnification agreement and the AREH escrow agreement, our proceeds from the sale of ACE Gaming of approximately $201 million were deposited into escrow and portions may be released to us upon the earlier of: an event that results in an obligation on us to make a payment to Pinnacle under the terms of the acquisition agreement, an event that results in an obligation on us to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy with respect to such proceeds or the right to declare a dividend or distribution of such proceeds. Both AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. We do not know when or if the cash proceeds will be released from escrow and cannot give any assurances that we will make any distributions of such cash when it is released from escrow.

Financial Statements Presentation
      Because GB Holdings controlled our operations and business prior to the Transaction and we and GB Holdings remain under common control for accounting purposes after the Transaction, the accompanying combined financial statements have been prepared as a reorganization of businesses under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities transferred to us have been recognized at historical amounts. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets shall initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. The combined financial statements for the year ended December 31, 2004 present the results of us and our subsidiary as if we had been in existence throughout the period from January 1, 2004 to December 31, 2004 and as if the prior operations were transferred to us from GB Holdings as of the earliest date presented.
      In addition, the combined financial statements for periods up to December 31, 2004 include certain assets and liabilities and the results related to assets and liabilities of GB Holdings that were not transferred to the Company and were retained by GB Holdings in connection with the Transaction. In addition to the 2,882,938 shares of Atlantic Holdings common stock, the assets and liabilities retained by GB Holdings consisted of the following, as of July 22, 2004 (in thousands):

Current Assets, primarily prepayments	$266
Current portion of long-term debt	$43,741
Note payable, related party	$21,900
Accrued interest	$2,984
      In connection with the Transaction, in addition to the assets and liabilities related to the operations of The Sands, GB Holdings also transferred $16.9 million in cash to us.
      In preparing the consolidated financial statements, the assets and liabilities, revenues and expenses of the operations prior to the Transaction are reflected in the accompanying consolidated financial statements.
      As discussed previously we sold our operating assets on November 17, 2006. The financial statements have not been presented on a discontinued operations basis due to us selling our entire operations; as a result the financial statements reflect the results of ACE Gaming’s operations through November 17, 2006, the date we sold our operating assets.
Overview
      Prior to the sale of our operating assets, we generated revenues primarily from gaming operations at The Sands, located in Atlantic City, New Jersey. Our other business activities, including hotel, entertainment, retail store, food and beverage operations, also generated revenues, which were nominal in comparison to revenues generated by the gaming operations. The non-gaming operations primarily supported the gaming operation by providing complimentary goods and services to gaming patrons. We competed in a capital intensive industry that required continual reinvestment in our facilities.
      We used certain key measurements to evaluate operating revenue. Casino revenue measurements included table games drop and slot handle as volume measurements of the amounts wagered by patrons. Win or hold percentage represented the percentage of table games drop or slot handle that was won by the casino and recorded as casino revenue. Hotel revenue measurements included hotel occupancy rate, which was the average percentage of available hotel rooms occupied during a period, and average daily room rate, which was the average price of occupied rooms per day. Food and beverage revenue measurements included number of covers, which was the number of guest checks and the average check amount.

Results of Operations

	Years Ended December 31,
				2006 to 2005	2005 to 2004
	2006	2005	2004	% Change	% Change

	(In millions)
Income Statement Data:
Revenues:
Casino	$125.3	$146.9	$157.6	(14.7)%	(6.8)%
Hotel	11.5	12.1	10.9	(5.0)%	11.0%
Food and beverage	16.7	21.9	21.9	(23.7)%	0.0%
Other	2.0	3.2	3.9	(37.5)%	(17.9)%

Gross revenues	155.5	184.1	194.3	(15.5)%	(5.2)%
Less promotional allowances	17.1	21.8	23.1	(21.6)%	(5.6)%

Net revenues	138.4	162.3	171.2	(14.7)%	(5.2)%

Costs and expenses:
Casino	40.2	47.6	50.5	(15.5)%	(5.7)%
Hotel	4.4	4.8	3.4	(8.3)%	41.2%
Food and beverage	7.3	8.5	7.9	(14.1)%	7.6%
Other operating expenses	0.6	1.3	0.9	(53.8)%	44.4%
Selling, general and administrative	88.4	89.5	90.4	(1.2)%	(1.0)%
Depreciation and amortization	10.2	16.0	14.9	(36.3)%	7.4%
Provision for obligatory investments	0.9	0.7	1.2	28.6%	(41.7)%
Gain on sale of assets	(37.9)	—	—	(100.0)%	0.0%

Total costs and expenses	114.1	168.4	169.2	(32.2)%	(0.5)%

Income (loss) from operations	$24.3	$(6.1)	$2.0	498.4%	(405.0)%

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

Gross Revenues
      Gross revenues decreased 15.5% to $155.5 million for the year ended December 31, 2006 from $184.1 million for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.

Casino Revenues
      Casino revenues decreased 14.7% to $125.3 million, or 80.6% of gross revenues, for the year ended December 31, 2006 from $146.9 million, or 79.8% of gross revenues, for the year ended December 31, 2005. Slot machine revenues were $88.8 million, or 70.9% of casino revenues, and table games revenues were $35.5 million, or 28.3% of casino revenues, for the year ended December 31, 2006 compared to $106.8 million and $38.7 million, respectively, for the year ended December 31, 2005. Other casino revenues were $1.0 and $1.4 million for the year ended December 31, 2006 and 2005, respectively. This decrease was primarily due to closure of The Sands.

Non-Casino Revenues
      Hotel revenues decreased 5.0% to $11.5 million for the year ended December 31, 2006, or 7.4% of gross revenues, from $12.1 million, or 6.6% of gross revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.

      Food and beverage revenues decreased 23.7% to $16.7 million, or 10.7% of gross revenues, for the year ended December 31, 2006 from $21.9 million, or 11.9% of gross revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.
      Other revenues decreased 37.5% to $2.0 million, or 1.3% of gross revenues, for the year ended December 31, 2006 from $3.2 million, or 1.7% of gross revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.

Promotional Allowances
      Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances decreased to 13.6% for the year ended December 31, 2006 from 14.8% for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.

Operating Expenses
      Casino expenses decreased by 15.5% to $40.2 million, or 32.1% of casino revenues, for the year ended December 31, 2006 from $47.6 million, or 32.4% of casino revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.
      Hotel expenses decreased 8.3% to $4.4 million, or 38.3% of hotel revenues, for the year ended December 31, 2006 from $4.8 million, or 39.7% of hotel revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.
      Food and beverage expenses decreased 14.1% to $7.3 million, or 43.7% of food and beverage revenues, for the year ended December 31, 2006 from $8.5 million, or 38.8% of food and beverage revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.
      Other expenses decreased 53.8% to $0.6 million, or 30.0% of other revenues, for the year ended December 31, 2006 from $1.3 million, or 40.6% of other revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands.
      Selling, general, and administrative expenses decreased 1.2% to $88.4 million, or 56.8% of gross revenues, for the year ended December 31, 2006 from $89.5 million, or 48.6% of gross revenues, for the year ended December 31, 2005. This decrease was primarily due to closure of The Sands offset by severance and other costs related to the closure.

Interest Expense
      Interest expense in 2006 is primarily due to the accrual of interest on $37.5 million principal amount of 3% notes, the remaining principal outstanding after the conversion of notes by AREP, interest on the outstanding borrowings under the revolving credit facility and the amortization of debt costs associated with the 3% notes. Interest expense decreased by 67.8% to $1.9 million for the year ended December 31, 2006 from $5.9 million for the year ended December 31, 2005. The decrease is due to the conversion of approximately $28.8 million and $37.5 million principal amount of 3% notes into our common stock on May 17, 2005 and September 7, 2006, respectively. On September 6, 2006, holders of a majority of the outstanding principal amount of the 3% notes directed the company to immediately convert all outstanding principal amount of the 3% notes into shares of our common stock. The indenture governing such 3% notes was subsequently terminated.

Income Taxes
      We account for income tax assets and liabilities in accordance with SFAS No. 109 which requires a “more likely than not” criterion be applied when evaluating the realizability of a deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on this criterion, Management has determined that the realization of certain of the Company’s deferred tax assets is more likely than not and, as such, has reduced the valuation allowance on those deferred tax assets at December 31, 2006. The net change in the valuation allowance for deferred income tax assets was a decrease of $25.7 million in 2006.
Year Ended December 31, 2005 compared to Year Ended December 31, 2004
      Gross revenues decreased 5.2% to $184.1 million for the year ended December 31, 2005 from $194.3 million for the year ended December 31, 2004. This decrease was primarily due to lower casino revenues, as discussed below.

Casino Revenues
      Casino revenues decreased 6.8% to $146.9 million, or 79.8% of gross revenues, for the year ended December 31, 2005 from $157.6 million, or 81.1% of gross revenues, for the year ended December 31, 2004. Slot machine revenues were $106.8 million, or 72.8% of casino revenues, and table games revenues were $38.7 million, or 26.3% of casino revenues, for the year ended December 31, 2005 compared to $116.8 million and $39.4 million, respectively, for the year ended December 31, 2004. The decrease in casino revenue was a result of decreased slot win of $10.0 million, along with a decrease in table game win of $0.7 million. Slot handle decreased 11.8% to $1,585.1 million for the year ended December 31, 2005 from $1,796.4 million for the year ended December 31, 2004. Table games drop increased 1.6% to $252.0 million for the year ended December 31, 2005 from $248.0 million for the year ended December 31, 2004. The table games hold percentage decreased 0.6 percentage points to 15.3% for the year ended December 31, 2005. Other casino revenues were unchanged. The 2005 decrease in both slot machine handle and slot machine win resulted primarily from the continued competitive capacity in the city. The market absorbed a full year of expansion at the Tropicana and Resorts. Additionally, the day bus market in the city declined with the Sands day bus ridership declining by approximately 186,000 passengers or 30% from the prior year. Table game drop increased primarily as a resulted of a full year operation of Asian favored games on the property. Table game drop for those designated games increased approximately $29.7 million, which was offset by declines in other table games. The table game win decline resulted from an overall decline in the table game hold percentage to 15.3% from 15.9% in the prior year.

Non-Casino Revenues
      Hotel revenues increased 11.0% to $12.1 million, or 6.6% of gross revenues, for the year ended December 31, 2005 from $10.9 million, or 5.6% of gross revenues, for the year ended December 31, 2004. This increase was primarily due to an increase in occupancy and an increase in the average daily room rate of 7.3%. The increase in the average daily room rate was primarily attributable to a change in the market mix.
      Food and beverage revenues were flat at $21.9 million, or 11.9% of gross revenues, for the year ended December 31, 2005, and 11.3% of gross revenues for the year ended December 31, 2004. The decrease in covers for the year was offset by a slight increase in the average check.
      Other revenues decreased 17.9% to $3.2 million, or 1.7% of gross revenues, for the year ended December 31, 2005 from $3.9 million, or 2.0% of gross revenues, for the year ended December 31, 2004. This was due to fewer commissions earned.

Promotional Allowances
      Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 14.8% for the year ended December 31, 2005 from 14.7% for the year ended December 31, 2004. This increase was attributable to our efforts to retain casino gaming market share within the competitive Atlantic City market.

Operating Expenses
      Casino operating expenses decreased 5.7% to $47.6 million, or 32.4% of casino revenues, for the year ended December 31, 2005 from $50.5 million, or 32.0% of casino revenues, for the year ended December 31, 2004. The decrease in casino operating expenses was primarily due to reduced payroll and related expenses and reduced gaming taxes as a result of lower gaming revenues.
      Hotel operating expenses increased 41.2% to $4.8 million, or 39.7% of hotel revenues, for the year ended December 31, 2005 from $3.4 million, or 31.2% of hotel revenues, for the year ended December 31, 2004. The increase was primarily due to increased labor and supply costs as a result of the increase in occupancy.
      Food and beverage operating expenses increased 7.6% to $8.5 million, or 38.8% of food and beverage revenues, for the year ended December 31, 2005 from $7.9 million, or 36.1% of food and beverage revenues, for the year ended December 31, 2004. The increase was primarily due to increased food costs.
      Other operating expenses increased 44.4% to $1.3 million, or 40.6% of other revenues, for the year ended December 31, 2005, from $0.9 million, or 23.1% of other revenues, for the year ended December 31, 2004. The increase was primarily due to increased entertainer fees as a result of more shows featuring headliner entertainment and payroll related expenses.
      Selling, general, and administrative expenses were primarily comprised of payroll, marketing, advertising, repair and maintenance, utilities and other administrative expenses. These expenses decreased 1.0% to $89.5 million, or 48.6% of gross revenues, for the year ended December 31, 2005 from $90.4 million, or 46.5% of gross revenues for the year ended December 31, 2004. The decrease was primarily due to decreased property taxes partially offset by increased utility costs and professional fees.

Interest Expense
      Interest expense in 2005 is primarily due to the accrual of interest on $37.5 million principal amount of the 3% notes, the remaining principal outstanding after the conversion of notes by AREP, interest on the outstanding borrowings under the revolving credit facility, and the amortization of debt costs associated with the 3% notes. Interest expense decreased by 33.7% to $5.9 million for the year ended December 31, 2005. The decrease is due to the conversion of approximately $28.8 million principal amount of notes into our common stock on May 17, 2005.
Financial Condition

Liquidity and Capital Resources
      Our primary source and use of cash through November 17, 2006 was from the operation of The Sands. Our primary source of cash for future periods is expected to be derived from interest earned on the proceeds from the sale of The Sands and our use is expected to be for administrative expenses to operate Atlantic Holdings.
      At December 31, 2006, we had cash and cash equivalents of $1.3 million and restricted cash of $200.5 million. For the year ended December 31, 2006, net cash provided by operating activities totaled approximately $6.6 million compared to approximately $6.2 million and $8.8 million net cash provided by operating activities for the years ended December 31, 2005 and 2004 respectively.
      Our capital spending was approximately $4.1 million, $4.2 million and $17.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. We do not expect to make such expenditures in the future due to our closure of The Sands and sale of ACE Gaming.
      Prior to our closure of The Sands and subsequent sale of ACE Gaming, we were required by the Commission to make certain quarterly deposits based on gross revenues with the Casino Reinvestment Development Authority in lieu of a certain investment alternative tax. Deposits amounted to $1.9 million, $2.2 million and $2.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. Due to our closure of The Sands and sale of ACE Gaming, we are no longer required to make such deposits and pursuant to the acquisition agreement, we have transferred the right to use all existing CRDA deposits to Pinnacle.

Also, we do not expect to make such expenditures in the future due to our closure of The Sands and sale of ACE Gaming.
      Pursuant to the terms of a warrant agreement for warrants issued in connection with the Transaction, as a result of the conversion of 3% notes by AREP, since May 17, 2005, holders of our warrants have been able to exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own, at an exercise price of $0.01 per share of our common stock. During 2006, warrants were exercised for an aggregate of 3,512 shares of our common stock.

Off Balance Sheet Arrangements
      We have no off balance sheet arrangements.

Contractual Obligations
      We have no contractual obligations other than those obligations pursuant to the acquisition agreement, the AREH indemnification agreement and the escrow agreement.
Critical Accounting Policies
      As a result of the sale of ACE Gaming, we no longer have an operating business. As of December 31, 2006, our remaining assets and liabilities are summarized as follows (in thousands):

Cash	$1,258
Restricted cash	$200,515
Other current assets	$439
Deferred taxes	$16,258
Accounts payable and accrued expenses	$699
      Our future operations for the near term will be interest earned on our restricted cash, utilization of tax assets and general and administrative expenses. Therefore our accounting policies relate primarily to the operations of The Sands for the periods presented and not an indication of future assets, liabilities, revenues or expenses. The accounting policies described herein primarily relate to the historical operations of The Sands.
      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. As such, we are required to make estimates and assumptions about the effects of matters that are inherently uncertain. Those estimates and assumptions are derived and continually evaluated based on historical experiences, current facts and circumstances, and changes in the business environment. However, actual results may sometimes differ materially from estimates under different conditions. We have summarized our significant accounting policies in note 1 to our consolidated financial statements. Of the accounting policies, we believe the following may involve a higher degree of judgment and complexity.
      Revenue Recognition. Prior to the closure of The Sands and subsequent sale of ACE Gaming, casino revenue was recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues were net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Gross revenues included the retail value of rooms, food and beverage and other items that were provided to customers on a complimentary basis. Such amounts were then deducted as promotional allowances. Promotional allowances also included incentives for goods and services earned in our slot club and other gaming programs.
      We also rewarded customers, through the use of loyalty programs, with points based on amounts wagered, that could be redeemed for a specified period of time for cash and non-cash awards. We deducted the cash incentive amounts from casino revenue.
      Slot Club Liability. Prior to the closure of The Sands and subsequent sale of ACE Gaming, we used to offer a program whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, lodging, food and beverages, and merchandise. A liability was recorded for the estimate of unredeemed points based upon redemption history at our casino. Changes in the program, increases in membership and changes in the redemption patterns of the participants could impact this liability. Points expired after three months. Slot club liability is included in accrued expenses on the consolidated balance sheet. All liabilities and obligations terminated upon our closing of The Sands.
      Self-Insurance. Prior to the closure of The Sands and subsequent sale of ACE Gaming, we retained the obligation for certain losses related to customer’s claims of personal injuries incurred while on our property as well as major medical claims for non-union employees. We accrued for outstanding reported claims, claims that had been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting our estimates and the estimated trends in claim values.
      Income Taxes. We account for income tax assets and liabilities in accordance with Statement of Financial Accounting Standards, or SFAS, Accounting for Income Taxes, No. 109.
      SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. We maintained valuation allowances where it is determined more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, management takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax planning strategies. Management has determined that the realization of certain of our deferred tax assets is more likely than not and, as such, has reduced the valuation allowance on those deferred tax assets at December 31, 2006.
      Allowance for Obligatory Investments. Prior to the closure of The Sands and subsequent sale of ACE Gaming, we maintained obligatory investment allowances for our investments made in satisfaction of our Casino Reinvestment Development Authority obligation. The obligatory investments may have ultimately taken the form of Casino Reinvestment Development Authority issued bonds, which bear interest at below market rates, direct investments or donations. Casino Reinvestment Development Authority bonds bear interest at approximately two-thirds of market rates. Management based its reserves on the type of investments the obligation has taken or is expected to take. Management had reserved the predominant balance of its obligatory investments at between 33% and 49%. Pursuant to the acquisition agreement, we have transferred the right to use all existing CRDA deposits to Pinnacle.
      Long-Lived Assets. We periodically evaluate our long-lived assets in accordance with the application of SFAS No. 144 for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
      Inherent in the reviews of the carrying amounts of the above assets are various estimates. First, management must determine the usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating property.
      Commitments and Contingencies. On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Recently Issued Accounting Pronouncements
      In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109. Interpretation No. 48, which clarifies Statement No. 109, Accounting for Income Taxes, establishes the criterion that an individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, Interpretation No. 48 will be applied to all tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date will be recognized or continue to be recognized. The cumulative effect of applying Interpretation 48 will be reported as an adjustment to retained earnings at the beginning of the period in which it is adopted.
      Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006. We have not been able to complete our evaluation of the impact of adopting Interpretation No. 48 and as a result, we are not able to estimate the effect the adoption will have on our financial position and results of operations.
      In September 2006, the SEC issued Staff Accounting Bulletin, or SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 did not have any impact on our consolidated financial statements.
      In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

BUSINESS
      We were incorporated in Delaware on October 31, 2003 and were a wholly-owned subsidiary of GBHC, which was a wholly-owned subsidiary of GB Holdings. Until July 22, 2004, GBHC was the owner and operator of The Sands. ACE Gaming was formed in November 2003 to own and operate The Sands. Atlantic Holdings and ACE Gaming were formed in connection with the Transaction, which included a consent solicitation and offer to exchange, in which holders of $110 million of 11% notes were given the opportunity to exchange the 11% notes, on a dollar for dollar principal basis, for our 3% notes, and $100 per $1,000 of principal amount of 11% notes exchanged. The Transaction was consummated on July 22, 2004 and included, among other things the transfer of substantially all of the assets and certain liabilities of GB Holdings and GBHC to Atlantic Holdings. The 3% notes are guaranteed by ACE Gaming. We had limited operating activities prior to July 22, 2004. The exchange was consummated on July 22, 2004, and holders of $66.3 million principal amount of the 11% notes exchanged those notes for $66.3 million principal amount of our 3% notes. At the election of the holders of a majority in principal amount of our outstanding 3% notes, each $1,000 principal amount of the 3% notes is payable in or convertible into 65.90909 shares of our common stock, subject to adjustments for stock dividends, stock splits, recapitalizations and the like. Holders of the 11% notes that tendered in the consent solicitation and offer to exchange also received their pro rata share of the aggregate consent fees ($6.6 million) at the rate of $100 per $1,000 principal amount of the 11% notes tendered, plus accrued, but unpaid, interest ($2.3 million) on the 11% notes tendered, which amounts were paid at the consummation of the Transaction. As part of the Transaction, an aggregate of 10,000,000 warrants were distributed on a pro rata basis to the stockholders of GB Holdings upon the consummation of the transaction. The warrants allow the holders to purchase from us, at an exercise price of $0.01 per share, an aggregate of 2,750,000 shares of our common stock. Also on July 22, 2004, in connection with the consummation of the Transaction and the consent solicitation and offer to exchange, GB Property Funding Corp. and GBHC merged into GB Holdings, with GB Holdings as the surviving entity.
      On May 17, 2005, holders of a majority of aggregate principal amount of 3% notes elected to allow holders of such notes to convert the notes, in whole or in part, into shares of our common stock. Following this election, holders of approximately $28.8 million of 3% notes converted such notes into shares of common stock. As a result of this conversion, and pursuant to the terms of the warrant agreement dated July 22, 2004, by and between us and American Stock Transfer and Trust Company as the warrant agent, as of May 17, 2005, holders of our warrants may exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own at an exercise price of $0.01 per share. The warrant agreement authorizes our board of directors to limit the exercise period by providing ninety day written notice of cancellation and, as discussed below, pursuant to a notice, dated March 16, 2007, the warrants will be cancelled at 5:00 pm New York City time on the cancellation date.
      Immediately following this election, AREP, a publicly traded Delaware master limited partnership that owned an aggregate of $63.9 million principal amount of the 3% notes, elected to convert $28.8 million principal amount of our 3% notes into 1,898,181 shares of our common stock. Mr. Icahn through his affiliates, owns approximately 86.5% of AREP’s preferred units and approximately 90.0% of its depository units and all of the capital stock of AREP’s general partner, API.
      On May 17, 2005, we received notice from American Stock Transfer and Trust Company that the affiliates of Mr. Icahn, including AREP, exercised their warrants for an aggregate of 2,130,904 shares of our common stock. On June 30, 2005, AREP purchased shares of our common stock from affiliates of Mr. Icahn.
      In connection with the transfer of the assets and certain liabilities of GB Holdings, including those of GBHC, to us, we issued 2,882,937 shares of our common stock to GBHC, which following the merger of GBHC and GB Holdings, became the sole asset of GB Holdings. Substantially all of the assets and liabilities of GB Holdings and GBHC (with the exception of the remaining 11% notes and accrued interest thereon, the shares of our common stock and the related pro rata share of deferred financing costs) were transferred to us. The Sands’ New Jersey gaming license was transferred to ACE Gaming in accordance with the approval of the Commission. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby we will initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. We did not record any gain or loss relating to the transfer.
      On September 29, 2005, GB Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 13, 2006, the committee, was formed and was granted standing by the Bankruptcy Court to commence litigation in the name of GB Holdings against us, ACE Gaming and other entities affiliated with Mr. Icahn, as well as the directors of GB Holdings. The committee originally filed an objection to the allowance of our claims against GB Holdings. The committee also challenged certain parts of the Transaction. Mr. Icahn and affiliates maintained ownership of 7,748,744 shares of GB Holdings common stock. The Bankruptcy Court placed the consideration of the committee’s Proposed Plan of Liquidation and Disclosure Statement in abeyance until the resolution of the proposed litigation.
      On September 3, 2006, we along with, ACE Gaming, AREH and certain other entities affiliated with AREH entered into the acquisition agreement, with Pinnacle, to consummate the sale of our equity interest in ACE Gaming and certain real estate parcels, adjacent to The Sands owned by affiliates of AREH. The transaction closed on November 17, 2006. The terms of the acquisition agreement required us to close The Sands prior to the consummation of the transaction. Accordingly, on November 11, 2006, we closed The Sands and on November 16, 2006, we voluntarily surrendered our gaming license to the Commission. As a result of this transaction, we no longer have an operating business.
      The total consideration paid pursuant to the Agreement was approximately $275 million (of which approximately $201 million was paid to us and the balance to AREH and certain of its affiliates for the adjacent properties). Under the terms of the acquisition agreement and the Pinnacle escrow agreement we agreed with Pinnacle that $50 million of the purchase price would be deposited in escrow pending satisfaction of certain conditions. Pursuant to the indemnification agreement and the AREH escrow agreement, we deposited the net proceeds from the sale of ACE Gaming into escrow. The Pinnacle escrow agreement amount of $50 million was released on February 28, 2007 and the funds are now subject to the AREH escrow agreement. AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. Our primary source of income will be earnings on the proceeds from the sale.
      Under the terms of the indemnification agreement and the AREH escrow agreement, our proceeds from the sale of ACE Gaming, of approximately $201 million were deposited into escrow and portions may be released to us upon the earlier of: an event that results in an obligation on us to make a payment to Pinnacle under the terms of the acquisition agreement, an event that results in an obligation on us to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or the later of April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy or the right to declare a dividend or distribution of such proceeds. Both AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. We do not know when or if the cash proceeds will be released from escrow and cannot give any assurances that we will make any distributions of such cash when it is released from escrow.
      On September 6, 2006, holders of a majority of the outstanding principal amount of the 3% notes directed us and all other holders of 3% notes to immediately convert all outstanding 3% notes into shares of our common stock. As a result, affiliates of Mr. Icahn converted $35.1 million of our 3% notes to 2,314,986 shares of our common stock and the remaining holders of $2.3 million converted to 153,898 shares of our common stock. As a result of such conversion, the indenture governing our 3% notes was deemed satisfied pursuant to its terms and Wells Fargo Bank National Association, as trustee, terminated the liens on our assets and on the assets of ACE Gaming. As a result of the above described transactions, on December 31, 2006, affiliates of Mr. Icahn owned an aggregate of 6,344,071 shares and GB Holdings owned 2,882,938 shares of our outstanding common stock.
      During the fourth quarter of 2006, entities affiliated with Mr. Icahn entered into the term sheet, which outlined the resolution of claims relating to the July 2004 transactions. In 2005, RSH filed an action in

Delaware Chancery Court, claiming to hold a beneficial interest in shares of stock and GB Holdings. The provisions of the term sheet were incorporated in the Plan. On January 30, 2007, the Bankruptcy Court approved the Plan. On February 22, 2007, in accordance with the Plan, AREH acquired (1) all of our common stock owned by GB Holdings for a cash payment of approximately $52 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GB Holdings and Icahn affiliates and (2) all of the warrants to acquire our common stock and our common stock owned by RSH for a cash payment of $3.7 million. In accordance with the Plan, GB Holdings used the $52 million to pay amounts owed to its creditors, including the holders of GB Holding’s 11% notes and holders of administrative claims and to establish an approximately $330,000 fund to be distributed pro rata to holders of equity interests in GB Holdings other than entities affiliated with Mr. Icahn. In addition, we and other entities affiliated with Mr. Icahn received releases of all direct and derivative claims that could be asserted by GB Holdings, its creditors and stockholders, including RSH. As a result of the approval of the Plan by the Bankruptcy Court and the subsequent consummation of the transactions set forth in the Plan, management believes that all claims against us in connection with the GB Holdings bankruptcy have been resolved.
      Pursuant to the Plan, AREP acquired 2,882,938 shares of our common stock from GB Holdings and warrants to acquire approximately 163,000 shares of our common stock from RSH, and upon exercise of such warrants AREH will own approximately 9,389,511 shares of our common stock, representing approximately 93.9% of our common stock on a fully diluted basis.
      On March 16, 2007, in accordance with the terms of the warrants, we notified warrant holders that all outstanding warrants to purchase shares of our common stock will no longer be exercisable after the cancellation date, June 20, 2007. Prior to 5:00 p.m., New York City time, on the cancellation date, holders of the warrants may exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own at an exercise price of $0.01 per share of common stock. If a warrant holder fails to exercise such warrants prior to 5:00 p.m., New York City time, on the cancellation date, such holder will lose the right and will no longer have the opportunity to exercise such warrants for shares of our common stock.
Basis of Presentation
      Because GB Holdings controlled the operations and business of the Company prior to the Transaction and the Company and GB Holdings remain under common control for accounting purposes after the Transaction, the accompanying combined financial statements have been prepared as a reorganization of businesses under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities transferred to the Company have been recognized at historical amounts. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets shall initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. The combined financial statements for each of the years in the two-year period ended December 31, 2004 present the results of us and our subsidiary as if we had been in existence throughout the period from January 1, 2004 to December 31, 2004 and as if the prior operations were transferred to us from GB Holdings as of the earliest date presented.
      In addition, the combined financial statements for periods up to December 31, 2004 include certain assets and liabilities and the results related to assets and liabilities of GB Holdings that were not transferred to us and were retained by GB Holdings in connection with the Transaction. In addition, to the 2,882,938 shares of our common stock, the assets and liabilities retained by GB Holdings consisted of the following, as of July 22, 2004 (in thousands):

Current Assets, primarily prepayments	$266
Current portion of long-term debt	$43,741
Note payable, related party	$21,900
Accrued interest	$2,984

      In connection with the Transaction, in addition to the assets and liabilities related to the operations of The Sands, GB Holdings also transferred $16.9 million in cash to Atlantic Holdings.
      In preparing the consolidated financial statements, the assets and liabilities, revenues and expenses of the operations prior to the Transaction are reflected in the accompanying consolidated financial statements.
      As discussed previously we sold our operating assets on November 17, 2006. The financial statements have not been presented on a discontinued operations basis due to us selling our entire operations; as a result the financial statements reflect the results of ACE Gaming’s operations through November 17, 2006, the date we sold our operating assets.
Our Assets
      Our primary asset is cash from the sale of ACE Gaming. However, due to the terms of the indemnification agreement and the AREH escrow agreement, we are not able to use the proceeds from the sale of ACE Gaming and portions of it will be released to us upon the earlier of: an event that results in an obligation on us to make a payment to Pinnacle under the terms of the acquisition agreement, an event that results in an obligation on us to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy with respect to such proceeds. As a result of our primary asset being cash that is held in escrow, our sole source of revenue is interest that the cash earns in the escrow account.
Legal Proceedings
      We were, from time to time, parties to various legal proceedings arising out of our operating business which ceased on November 17, 2006. We believe, however, there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business, financial condition, results of operations or liquidity.

MANAGEMENT
      Certain information is set forth below concerning the directors and executive officers of each of Atlantic Coast and ACE Gaming as of May 9, 2007.

Name	Age	Position

Jack G. Wasserman(1)	70	Director
James L. Nelson(2)	57	Director
William A. Leidesdorf(3)	61	Director
Richard P. Brown(4)	59	Chief Executive Officer
Denise Barton(5)	49	Chief Financial Officer and Principal Accounting Officer
Nancy Axilrod(6)	43	Secretary

(1)	Jack G. Wasserman has served as a Director of Atlantic Holdings since May 2005. Since December 2003, Mr. Wasserman has served as a director American Entertainment Properties Corp., or AEP, American Casino & Entertainment Properties Finance Corp., or ACEPF, American Real Estate Finance Corp., or AREF, and a director of American Property Investors, Inc., or API, the general partner of AREP, since December 3, 1993, entities controlled by Mr. Icahn. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Mr. Wasserman has been licensed by the Nevada State Gaming Control Commission and is an independent member and Chairman of the compliance committee for all of our casinos. Since December 1998, Mr. Wasserman has been a director of National Energy Group, Inc., or NEGI, a publicly traded company engaged in the business of managing the exploration, production and operations of natural gas and oil properties. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company. Since March 2004, Mr. Wasserman has been a director of Triarc Companies, Inc., a publicly traded diversified holding company. Mr. Wasserman serves on the audit and compensation committees of Triarc.

(2)	James L. Nelson has served as a Director of Atlantic Holdings since May 2005. Since December 2003, Mr. Nelson has served as a director of AEP, ACEPF and AREF since inception and a Director of API since June 2001, entities controlled by Mr. Icahn. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc. a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group, a financial services company in the mutual fund sector. Mr. Nelson currently serves as a Director and Chairman of the Audit Committee of Viskase Companies, Inc., a supplier to the meat industry, in which affiliates of Mr. Icahn have a significant interest. Mr. Nelson has been licensed by the Nevada State Gaming Control Commission.

(3)	William A. Leidesdorf has served as a Director of Atlantic Holdings since May 2005. Since December 2003, Mr. Leidesdorf has served as a director of AEP, ACEPF and AREF since inception and as a Director of API since March 26, 1991, entities controlled by Mr. Icahn. Mr. Leidesdorf was also a director of Renco Steel Group, Inc. and its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. Since June 1997, Mr. Leidesdorf has been an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in acquiring multifamily residential properties. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. Mr. Leidesdorf has been licensed by the Nevada State Gaming Control Commission.

(4)	Richard P. Brown has served as our President and Chief Executive Officer since inception. Mr. Brown has served as the President and Chief Executive Officer of American Casino & Entertainment Properties LLC, or ACEP, and as a director of AEP and ACEPF since inception, entities controlled by Mr. Icahn. Mr. Brown has over 16 years experience in the gaming industry. Mr. Brown has been the President and Chief Executive Officer of each of the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder since June 2002. From January 2001 to June 2002, he served as Chief Operating Officer for all three properties. Prior to joining Stratosphere Gaming Corporation in March 2000 as Executive Vice President of Marketing, Mr. Brown held executive positions with Harrah’s Entertainment and Hilton Gaming Corporation. Since October 2002, Mr. Brown has served as President and Chief Executive Officer of GB Holdings, Inc., which filed for Chapter 11 bankruptcy protection on September 29, 2005. Mr. Brown has been licensed by the Nevada State Gaming Control Commission.

(5)	Denise Barton has served as the Vice President, Chief Financial Officer and Principal Accounting Officer since inception. Ms. Barton also serves as the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of AEP, ACEPF, and ACEP since inception, entities controlled by Mr. Icahn. Ms. Barton has been Senior Vice President and Chief Financial Officer of each of the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder since February 2003. Ms. Barton joined the Stratosphere as Vice President of Finance and Chief Financial Officer in August 2002. From February 1999 to June 2002, she served as Chief Financial Officer for Lowestfare.com, a travel company controlled by affiliates of Mr. Icahn. Ms. Barton was employed by KPMG LLP, certified public accountants, from January 1990 to February 1999. Ms. Barton is a certified public accountant. Since December 2003, Ms. Barton has served as Vice President, Chief Financial Officer and Principal Accounting Officer of GB Holdings, Inc., which filed for Chapter 11 bankruptcy protection on September 29, 2005. Ms. Barton has been licensed by the Nevada State Gaming Control Commission.

(6)	Nancy Axilrod has served as Vice President, General Counsel and Secretary since July 2005. From 1997 until July 2005 Ms. Axilrod was first an associate and later a partner with Sterns & Weinroth, P.C., a law firm based in Trenton, New Jersey. Since November 2006, Ms. Axilrod has been counsel to Icahn Associates Corp., an affiliate of Mr. Icahn. Ms. Axilrod concentrated her law practice in the areas of commercial litigation and gaming regulatory matters.

      No family relationships exist between any directors or executive officers of Atlantic Holdings. Each director will hold office until the next annual meeting and until his successor is elected and qualified or until his earlier death, disqualification, resignation or removal. Each executive officer will hold office until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION
Executive Compensation
      The following table sets forth the compensation earned during the year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers and key employees for services rendered in all capacities for the year.
Summary of Compensation Table

		Annual
		Compensation (1)
				All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Compensation ($)(3)	Total

Richard P. Brown(2)	2006	—	—	—	—
Chief Executive Officer
Denise Barton(2)	2006	—	—	—	—
Chief Financial Officer
George Toth	2006	408,153	277,339	434,537	1,120,029
President, ACE Gaming
William Cooney	2006	256,780	158,129	137,665	552,574
Senior Vice President, Customer Development, ACE Gaming
Nancy Axilrod	2006	157,225	95,748	12,692	265,665
Vice President, General Counsel and Secretary
Douglas Niethold	2006	180,220	98,649	170,000	448,869
Vice President, Strategic Planning and Marketing

(1)	Pursuant to applicable regulations, certain columns of the Summary Compensation Table and each of the remaining tables required by applicable SEC regulations have been omitted, as there has been no compensation awarded to, or earned by or paid to any of the named executive officers by us.

(2)	Mr. Brown and Ms. Barton serve as Executive Officers of ACEP, which provides services to us and receives fees for those services. They do not receive any compensation from us as they are compensated by ACEP.

(3)	Includes matching contributions by ACE Gaming to The Sands Retirement Savings Plan, auto allowance for Mr. Toth of $10,500 and severance payments of $419,999, $136,250, $12,692 and $170,000 for Mr. Toth, Mr. Cooney, Ms. Axilrod and Mr. Niethold, respectively.

Potential Payments Upon Termination Or Change In Control
      Currently, we do not have any agreements with any of our named executive officers relating to potential payments upon termination or a change in control.

Stock Award, Option and Non-Equity Incentive Plans
      We do not have any stock award, option or non-equity incentive plans.
Option Grants in Last Fiscal Year
      We have not implemented a stock option or other similar plan.
Employment Agreements
      We do not have any outstanding employment agreements with our executive officers.
Compensation of Directors
      The following table provides compensation information for our directors in 2006, except for Mr. Brown. Compensation received by Mr. Brown is included in the Summary Compensation Table.
      The following table provides compensation information for our directors in 2006.

	Fees Earned or Paid	All Other
Name	in Cash ($)	Compensation ($)	Total ($)

Jack G. Wasserman	9,000	—	9,000
James L. Nelson	9,000	—	9,000
William A. Leidesdorf	9,000	—	9,000
      Jack G. Wasserman, William A Leidesdorf and James L Nelson each received compensation for their service as members of the board of directors in the amount of $9,000. They are also reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the AEP board of directors.
Compensation Committee Interlocks and Insider Participation
      During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our board of directors.
Compensation Discussion and Analysis
      Following the closure of The Sands and the sale of ACE Gaming, we do not have operations, ACEP provides management and consulting services to us pursuant to an intercompany services agreement and we neither hire nor pay any of our executive officers. Since we neither hire nor pay any of our executive officers, we do not have a standing compensation committee and the board of directors does not review compensation.

Perquisites
      The total value of all perquisites provided to each of our executive officers is less than $10,000.

Audit Committee
      Our Board of Directors have established an Audit Committee consisting of Mr. Leidesdorf, Mr. Nelson and Mr. Wasserman.
      Our audit committee meets formally at least once every quarter, and more often if necessary. The audit committee review potential conflicts of interest which may arise between us and our affiliates.
      Our Board of Directors have determined that we do not have an ‘audit committee financial expert,’ within the meaning of Item 401(h) of Regulation S-K, serving on the Audit Committee. We believe that each member of the Audit Committee is financially literate and possesses sufficient experience, both professionally and by virtue of his service as a Director and member of our Audit Committee, to be fully capable of discharging his duties as a member of the Audit Committee. However, none of the members of the Audit

Committee has a professional background in accounting or ‘preparing, auditing, analyzing or evaluating financial statements’. If the Audit Committee determines that it requires additional financial expertise, it will either engage professional advisers or seek to recruit a member who would qualify as an ‘audit committee financial expert’ within the meaning of Item 401(h) of Regulation S-K.
PRINCIPAL STOCKHOLDERS
      The following table sets forth as of May 9, 2007, certain information regarding the beneficial ownership of shares of our common stock by each director of the Company, each of the executive officers listed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares and all directors and executive officers as a group.

Number of
Name	Shares	Percent

American Real Estate Partners, L.P(2)	9,227,013	95.3%
Jack G. Wasserman	—	—
William Leidesdorf	—	—
James L. Nelson	—	—
Richard P. Brown	—	—
Denise Barton	—	—
All Directors and officers	—	—

	9,227,013	95.3%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In general, a related person transaction is any transaction or any series of similar transactions in which we, our general partner or our subsidiaries is a participant and any related person has a direct or indirect material interest. Examples of a related person include any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the general partner, a person known by us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing, and any entity in which any of the foregoing persons is employed or has a 5% or greater beneficial ownership interest.
      Our board of directors recognizes that related person transactions can present potential or actual conflicts of interest and may be in, or may not be inconsistent with, the best interests of AREP, its limited partners or its subsidiaries. Accordingly, we have followed and continue to follow certain procedures for reviewing related person transactions. These procedures are designed to ensure that transactions with related persons are fair to us and in our best interests. If a proposed transaction appears to or does involve a related person, the transaction is presented to the Audit Committee for review. The Audit Committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel as well as experts to determine the fair value of the transaction.
      All related person transactions that have been approved or ratified by the Audit Committee in accordance are disclosed to the full board of directors. All related person transactions are also disclosed in our applicable filings if and as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations.
      AREP, an affiliate of Mr. Icahn, is actively involved in the gaming industry. Furthermore, affiliates of Mr. Icahn currently own approximately [96.9]% of Atlantic Holdings common stock. The potential for conflicts of interest exists between Mr. Icahn and us for future business opportunities. Mr. Icahn may pursue other business opportunities and there is no agreement requiring that such additional business opportunities be presented to us.

      On or about July 14, 2004, GBHC entered into a license agreement with Las Vegas Sands, Inc., or LV Sands, for the use of the trade name “The Sands” through May 19, 2086, subject to termination rights for a fee after a certain minimum term. This license agreement superseded the previous agreement entered into by an affiliate of Mr. Icahn which was subsequently assigned to GBHC. Payments under the agreement were made directly to LV Sands and no fees were paid to the affiliate of Mr. Icahn. The license agreement was assigned to ACE Gaming as of July 22, 2004. The Sands made payments to the licensor in connection with the trade name in amounts of $299,000, $284,000 and $258,000, respectively, for the years ended December 31, 2006, 2005 and 2004.
      On July 22, 2004, as a result of, and pursuant to the terms of, the Consent Solicitation and Offer to Exchange, dated June 1, 2004 to holders of the 11% notes, holders that consented were paid $100 for each $1,000 of principal amount of notes tendered for exchange, thus affiliates of Mr. Icahn were paid approximately $6,380,000 because they tendered for exchange and consented to certain amendments to the Amended and Restated Indenture, dated as of October 12, 2001, among GB Property, as issuer, GB Holdings and Greate Bay Hotel, as guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee.
      We have entered into an intercompany services arrangement with American Casino & Entertainment Properties LLC, or ACEP, which is controlled by affiliates of Mr. Icahn, whereby ACEP provides management and consulting services. We are billed based upon an allocation of salaries plus an overhead charge of 15% of the salary allocation plus reimbursement of reasonable out-of-pocket expenses. During 2006, 2005 and 2004 we were billed approximately $360,000, $708,000 and $387,500, respectively.
      We have entered into an agreement with XO Communications, Inc., a long-distance phone carrier affiliated with Mr. Icahn. Payments for such charges incurred for the years ended December 31, 2006, 2005 and 2004 amounted to $189,000, $150,000 and $181,000, respectively.
      As of December 31, 2006 and 2005, we owed approximately $113,000 and $559,000, respectively, for reimbursable expenses to related parties. This relates to the intercompany services arrangement with ACEP.
      In connection with the Transaction, we entered into a Contribution Agreement with GB Holdings and ACE Gaming, pursuant to which, we paid $ 2.6 million and $4.8 million to GB Holdings for the years ended December 31, 2005 and 2004, respectively. Additionally, we agreed to pay GB Holdings normal, ordinary course operating expenses (including legal and accounting costs, directors’ and officers’ insurance premiums, and fees for SEC filings) not to exceed in the aggregate $250,000 in any twelve month period, subject to a number of conditions.
      In connection with the execution and consummation of the acquisition agreement, we entered into the indemnification agreement and the AREH escrow agreement. Pursuant to the indemnification agreement, we agreed to indemnify AREH for certain payments it was obligated to make to Pinnacle under the terms of the acquisition agreement. Pursuant to the AREH escrow agreement, we deposited our proceeds from the sale of ACE Gaming into escrow to secure our obligations under the AREH escrow agreement.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS
      The following description of the terms of our capital stock includes a summary of specified provisions of our certificate of incorporation and bylaws.
Authorized Capital Stock
      We are authorized to issue 20 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. Giving effect to the conversion of notes and exercise of warrants on May 17, 2005, as of May 9, 2007 there are issued and outstanding 9,678,009 shares of common stock and 1,170,852 warrants to purchase 321,984 shares of common stock.
Common Stock
      Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of our stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority, or a plurality in the event of individual candidates, of voting shares voting for the election of directors can elect all of the members of the board of directors. Our common stock has no preemptive rights and no redemption or conversion privileges. Subject to the preferences of any outstanding preferred stock (see “Preferred Stock” as set forth below), the holders of the outstanding shares of our common stock are entitled to receive dividends out of funds legally available for that purpose, payable in cash, stock or otherwise, at such times and in such amounts as our board of directors may, from time to time, determine and receive, upon liquidation and dissolution, all assets available for distribution to the stockholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding shares of our common stock are, and the shares to be issued upon exercise of the warrants described in this prospectus will be, when issued and paid for pursuant to the terms of the warrants, fully paid and nonassessable.
      Except as discussed under Preferred Stock below, we are not authorized to create, designate, authorize or cause to be issued any nonvoting classes or series of stock.
      American Stock Transfer and Trust Company is the transfer agent for our common stock and warrants.
Preferred Stock
      Pursuant to our certificate of incorporation, we are authorized to issue one or more series of preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of our stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of our common stock and, in certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.
Warrants
      The warrants were issued pursuant to a warrant agreement between us and American Stock Transfer and Trust Company, as warrant agent. On March 16, 2007, in accordance with the terms of the warrants, we notified warrant holders that all outstanding warrants to purchase shares of our common stock will no longer be exercisable after June 20, 2007. Prior to 5:00 p.m., New York City time, on the cancellation date, holders of the warrants may exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own at an exercise price of $0.01 per share of common stock. If a warrant holder fails to exercise such warrants prior to 5:00 p.m., New York City time, on the cancellation date, such holder will lose the right and will no longer have the opportunity to exercise such warrants for shares of our common stock. The following discussion of the material terms and provisions of the warrants is qualified in its entirety by referring to the detailed provision of the warrant agreement, which is an exhibit to the registration statement of which this prospectus is a part.
      The warrants have the following terms:

•	The warrants were initially exercisable for an aggregate of 2,750,000 shares of our common stock, or 27.5% of the shares of our common stock on a fully diluted basis, at an exercise price of $.01 per share, subject to adjustments.

•	All outstanding warrants will be deemed cancelled effective at 5:00 p.m., New York City time on the cancellation date. Consequently, if you wish to exercise your warrants you will need to do so prior to June 20, 2007 as the warrants will be cancelled on such date.

•	The warrants became exercisable on May 17, 2005, at the election of certain of the holders, following the conversion of certain notes into shares of our common stock as full satisfaction of the principal and accrued interest due pursuant to such notes.

•	The holders may exercise the warrants prior to June 20, 2007, by providing notice to the warrant agent and paying the exercise price for the shares to be purchased pursuant to the warrants.

•	The number of shares of our common stock issuable upon exercise of the warrants is subject to adjustments for certain capital structure changing events, such as stock dividends, stock splits, recapitalizations, and the like.

•	Prior to and including the time of exercise of the warrants, we will use our reasonable efforts to keep a current registration statement in effect with the SEC and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the warrants, or obtain an opinion of our counsel that there is an effective exemption from registration. There can be no assurance, however, that such registration statement will be kept current. If the registration statement covering the shares of our common stock is not kept current for any reason, or if the shares underlying the warrants are not registered in the state in which a holder resides, we will use our reasonable efforts to cause such a registration statement to become effective.

•	The warrants are transferable.

•	The warrants have no voting rights.
Indemnification of Directors and Officers
      The Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
      The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.
      The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

      Our certificate of incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
LEGAL MATTERS
      Certain legal matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP.
EXPERTS
      Our consolidated financial statements as of December 31, 2006 and for each of the years in the two-year period ended December 31, 2006, have been included in this prospectus in reliance on the report of Grant Thornton LLP, our independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.
      Our combined financial statements as of December 31, 2004, have been included in this prospectus in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.
      We have filed a post-effective amendment to our Form S-4 registration statement on Form S-1 with the SEC with respect to this offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Atlantic Coast Entertainment Holdings, Inc.
      We have audited the accompanying consolidated balance sheets of Atlantic Coast Entertainment Holdings, Inc. (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Coast Entertainment Holdings, Inc. as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 1 to the financial statements, the Company sold a majority of its operating assets on November 17, 2006 and ceased its gaming operations.

/s/ GRANT THORNTON LLP
Reno, Nevada
March 13, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of Atlantic Coast Entertainment Holdings, Inc.:
      We have audited the accompanying combined statements of income, shareholders’ equity and cash flows of Atlantic Coast Entertainment Holdings, Inc. and subsidiary for the year ended December 31, 2004. These combined financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Atlantic Coast Entertainment Holdings, Inc. and subsidiary for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Short Hills, New Jersey
March 11, 2005

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2006	2005

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,258	$13,711
Restricted Cash	200,515	—
Accounts receivable, net	—	3,745
Deferred tax asset — current	3,641	—
Other current assets	439	10,170

Total current assets	205,853	27,626

Property and equipment, net	—	160,603

Other assets:
Obligatory investments, net	—	12,929
Deferred tax asset — non-current	12,617	—
Deferred financing costs and other assets	—	3,510

Total other assets	12,617	16,439

Total Assets	$218,470	$204,668

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$1,500
Accounts payable	347	3,746
Accounts payable-related party and accrued expenses	352	15,297
Note payable	—	2,048
Current portion capital leases	—	310

Total current liabilities:	699	22,901

Long-term debt	—	37,459
Non-current capital leases	—	251
Other non-current liabilities	—	5,965

Total Long-Term Liabilities	—	43,675

Total Liabilities	699	66,576

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value per share; 20,000,000 shares authorized; 9,389,860 and 6,916,914 shares outstanding	94	69
Additional paid-in capital	227,192	187,304
Warrants outstanding	9,669	9,735
Accumulated deficit	(19,184)	(59,016)

Total shareholders’ equity	217,771	138,092

Total Liabilities and Shareholders’ Equity	$218,470	$204,668

See notes to consolidated financial statements.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2006	2005	2004

	(In thousands, except share data)
REVENUES:
Casino	$125,333	$146,851	$157,643
Hotel	11,456	12,062	10,908
Food and beverage	16,703	21,946	21,898
Other	1,991	3,255	3,940

Gross revenues	155,483	184,114	194,389
Less promotional allowances	17,106	21,775	23,146

Net revenues	138,377	162,339	171,243

COSTS AND EXPENSES:
Casino	40,152	47,605	50,467
Hotel	4,372	4,777	3,397
Food and beverage	7,316	8,500	7,930
Other	593	1,343	870
Selling, general and administrative	88,535	89,540	90,285
Depreciation and amortization	10,186	15,960	14,898
Provision for obligatory investments	862	732	1,165
(Gain) loss on disposal of assets	(37,935)	(6)	152

Total costs and expenses	114,081	168,451	169,164

INCOME (LOSS) FROM OPERATIONS	24,296	(6,112)	2,079

OTHER INCOME (EXPENSE):
Interest income	2,155	599	345
Interest expense	(1,855)	(5,915)	(8,883)
Debt restructuring costs	—	(23)	(2,759)

Total other expense, net	300	(5,339)	(11,297)

INCOME (LOSS) BEFORE INCOME TAXES	24,596	(11,451)	(9,218)
Provision (benefit) for income taxes	(15,236)	1,002	1,044

NET INCOME (LOSS)	$39,832	$(12,453)	$(10,262)

Income (loss) per common share — basic	$5.17	$(2.30)	$(3.56)

Income (loss) per common share — diluted	$4.08	$—	$—

Weighted average common shares outstanding	7,704,093	5,413,431	2,882,938

Fully diluted shares outstanding	10,000,000	—	—

See notes to consolidated financial statements.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASHFLOWS

	Years Ended December 31,

	2006	2005	2004

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$39,832	$(12,453)	$(10,262)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,186	15,960	14,898
Gain on sale of The Sands	(37,884)	—	—
(Gain) loss on sale or disposal of fixed assets	(51)	(6)	152
Provision for obligatory investments	862	732	1,165
Changes in operating assets and liabilities:
Accounts receivable, net	2,343	1,355	147
Deferred income taxes	(16,258)	—	—
Other current assets	2,913	(2,637)	(1,161)
Other non-current assets	2,561	3,923	589
Accounts payable and accrued expenses	1,189	(2,472)	3,668
Other	941	1,764	(368)

Net Cash Provided by Operating Activities	6,634	6,166	8,828

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,113)	(4,043)	(16,620)
Increase in restricted cash	(200,515)	—	—
Purchase of obligatory investments	(2,150)	(2,208)	(2,308)
Cash proceeds from sale of The Sands, net of cash sold	191,256	—	—
Cash proceeds from sale of property and equipment	51	6	308
Cash proceeds from sale of obligatory investments	484	139	201

Net Cash Used in Investing Activities	(14,987)	(6,106)	(18,419)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing on line of credit	—	5,500	—
Payments on line of credit	(1,500)	(4,000)	—
Cash transferred from GB Holdings	—	—	16,920
Increase (decrease) in related party payable	(252)	188	—
Proceeds from exercised warrants	—	21	—
Proceeds from note payable	—	2,684	—
Payments on note payable	(2,048)	(636)	—
Payments on capital lease obligation	(300)	(264)	(78)
Cost of issuing new debt	—	—	(6,626)
Return of capital of GB Holdings, Inc.	—	(2,598)	(4,773)

Net Cash Provided by (Used in) Financing Activities	(4,100)	895	5,443

Net increase (decrease) in cash and cash equivalents	(12,453)	955	(4,148)
Cash and cash equivalents — beginning of period	13,711	12,756	16,904

Cash and Cash Equivalents — End of Period	$1,258	$13,711	$12,756

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$82	$337	$8,339

Interest Capitalized	$—	$—	$86

Cash paid during the period for income taxes	$867	$994	$1,051

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Exercise of warrants	$66	$33,852	$—

Conversion of notes payable and accrued interest to common stock	$39,822	$29,519	$—

Acquisition of equipment with a capital lease	$—	$145	$758

Assumption of net liabilities by GB Holdings in connection with the Transaction	$—	$—	$68,359

Issuance of 3% notes in exchange for 11% notes	$—	$—	$66,259

See notes to consolidated financial statements.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional
			Paid-In-		Accumulated
	Shares	Amount	Capital	Warrants	Deficit	Total

	(In thousands, except share data)
Balances at December 31, 2003	101	$—	$89,660	$—	$(36,301)	$53,359
Assumption of net liabilities by GB Holdings, Inc. and issuance of common stock and warrants in connection with the Transaction	2,882,837	29	41,663	43,587	—	85,279
Return of capital	—	—	(4,773)	—	—	(4,773)
Net loss	—	—	—	—	(10,262)	(10,262)

Balances at December 31, 2004	2,882,938	29	126,550	43,587	(46,563)	123,603
Conversion of 3% notes	1,898,181	19	29,500	—	—	29,519
Exercise of warrants	2,135,795	21	33,852	(33,852)	—	21
Return of capital to GB
Holdings, Inc.	—	—	(2,598)	—	—	(2,598)
Net loss	—	—	—	—	(12,453)	(12,453)

Balances at December 31, 2005	6,916,914	69	187,304	9,735	(59,016)	138,092
Conversion of 3% notes	2,468,884	25	39,822	—	—	39,847
Exercise of warrants	4,062	—	66	(66)	—	—
Net income	—	—	—	—	39,832	39,832

Balances at December 31, 2006	9,389,860	$94	$227,192	$9,669	$(19,184)	$217,771

See notes to consolidated financial statements.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004

Note 1.	Description of Business and Summary of Significant Accounting Policies

The Company
      Atlantic Coast Entertainment Holdings, Inc., or Atlantic Holdings or the Company, owned and operated The Sands Hotel and Casino, or The Sands, located in Atlantic City, New Jersey, until November 17, 2006, through our wholly-owned subsidiary, ACE Gaming, LLC, or ACE Gaming, a New Jersey limited liability company.
      Atlantic Holdings is an indirect subsidiary of, and its ultimate parent is, American Real Estate Partners, L.P., or AREP, a Delaware master limited partnership the units of which are traded on the New York Stock Exchange. As of December 31, 2006, affiliates of Mr. Icahn owned 9,813,346 preferred units and 55,655,382 depositary units, which represented approximately 86.5% of the outstanding preferred units and approximately 90.0% of the outstanding depositary units of AREP. Mr. Icahn is the Chairman of the Board of Directors of American Property Investors, Inc., or API, AREP’s general partner. AREP is a holding company. Its operations are conducted through its subsidiaries and substantially all of its assets consist of a 99% limited partnership interest in its subsidiary, American Real Estate Holdings Limited Partnership, or AREH. AREH is a holding company for Atlantic Holdings’ operating subsidiaries and investments. The general partner of AREH is API.

Sale of ACE Gaming
      On September 3, 2006, the Company, ACE Gaming, AREH and certain other entities affiliated with AREH entered into an acquisition agreement, or the acquisition agreement, with Pinnacle Entertainment, Inc., or Pinnacle, to consummate the sale of our equity interest in ACE Gaming and certain real estate parcels, adjacent to The Sands Hotel and Casino, owned by affiliates of AREH. The transaction closed on November 17, 2006. The terms of the acquisition agreement required us to close The Sands prior to the consummation of the transaction. Accordingly, on November 11, 2006, we closed The Sands and on November 16, 2006, we voluntarily surrendered our gaming license to the New Jersey Casino Control Commission, or the Commission. As a result of this transaction, we no longer have an operating business.
      The total consideration paid pursuant to the Agreement was approximately $275 million (of which approximately $201 million was paid to the Company and the balance to AREH and certain of its affiliates for the adjacent properties). Under the terms of the acquisition agreement and the escrow agreement, or the Pinnacle escrow agreement, dated as of November 17, 2006, by and between the Company and Pinnacle, the Company and Pinnacle agreed that $50 million of the purchase price would be deposited in escrow pending satisfaction of certain conditions. Pursuant to an indemnification agreement, or the indemnification agreement, dated as of September 3, 2006, and an escrow agreement, or the AREH escrow agreement, dated as of November 17, 2006, each with AREH, the Company deposited the net proceeds from the sale of ACE Gaming into escrow. The Pinnacle escrow agreement amount of $50 million was released on February 28, 2007 and the funds are now subject to the AREH escrow agreement. AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. Our primary source of income will be earnings on the proceeds from the sale.
      Under the terms of the indemnification agreement and the AREH escrow agreement, the proceeds of the sale of ACE Gaming were deposited into escrow and portions may be released to the Company upon the earlier of: the Company being obligated to make a payment to Pinnacle under the terms of the acquisition agreement, the Company being obligated to make a payment to AREH as a result of AREH being obligated to indemnify Pinnacle under the terms of the acquisition agreement, or the later of (a) April 17, 2008, provided that any and all outstanding claims under the acquisition agreement for which notice has been given have been fully discharged and certain obligations under the acquisition agreement have expired and (b) the

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
termination of the Pinnacle escrow. As a result of the cash proceeds being held in escrow, we do not have access to such cash proceeds nor do we have the ability to determine the investment strategy or the right to declare a dividend or distribution of such proceeds. Both AREH and us are entitled to submit joint written instructions to the escrow agent to direct it to invest the cash proceeds. We do not know when or if the cash proceeds will be released from escrow and cannot give any assurances that we will make any distributions of such cash when it is released from escrow.
Formation of the Company and Background
      The following discussion is a description of our formation and business prior to the sale of ACE Gaming.
      We were incorporated in Delaware on October 31, 2003 and were a wholly-owned subsidiary of Greate Bay Hotel and Casino, Inc., or GBHC, which was a wholly-owned subsidiary of GB Holdings, Inc., or GB Holdings. Until July 22, 2004, GBHC was the owner and operator of The Sands. ACE Gaming was formed in November 2003 to own and operate The Sands. Atlantic Holdings and ACE Gaming were formed in connection with a transaction, or the Transaction, which included a consent solicitation and offer to exchange, in which holders of $110 million of 11% notes due 2005 issued by GB Property Funding Corp., a wholly-owned subsidiary of GB Holdings, or the 11% notes, were given the opportunity to exchange the 11% notes, on a dollar for dollar principal basis, for our 3% notes, or 3% notes, and $100 per $1,000 of principal amount of 11% notes exchanged. The Transaction was consummated on July 22, 2004 and included, among other things the transfer of substantially all of the assets and certain liabilities of GB Holdings and GBHC to Atlantic Holdings. The 3% notes are guaranteed by ACE Gaming. We had limited operating activities prior to July 22, 2004. The exchange was consummated on July 22, 2004, and holders of $66.3 million principal amount of the 11% notes exchanged those notes for $66.3 million principal amount of our 3% notes. At the election of the holders of a majority in principal amount of our outstanding 3% notes, each $1,000 principal amount of the 3% notes is payable in or convertible into 65.90909 shares of our common stock, subject to adjustments for stock dividends, stock splits, recapitalizations and the like. Holders of the 11% notes that tendered in the consent solicitation and offer to exchange also received their pro rata share of the aggregate consent fees ($6.6 million) at the rate of $100 per $1,000 principal amount of the 11% notes tendered, plus accrued, but unpaid, interest ($2.3 million) on the 11% notes tendered, which amounts were paid at the consummation of the Transaction. As part of the Transaction, an aggregate of 10,000,000 warrants were distributed on a pro rata basis to the stockholders of GB Holdings upon the consummation of the transaction. The warrants allow the holders to purchase from us, at an exercise price of $0.01 per share, an aggregate of 2,750,000 shares of our common stock and are only exercisable following the earlier of (a) either the 3% notes being paid in cash or upon conversion, in whole or in part, into our common stock, (b) payment in full of the outstanding principal of the 11% notes exchanged, or (c) a determination by a majority of the board of directors of Atlantic Holdings (including at least one independent director) that the warrants may be exercised. Also on July 22, 2004, in connection with the consummation of the Transaction and the consent solicitation and offer to exchange, GB Property Funding Corp. and GBHC merged into GB Holdings, with GB Holdings as the surviving entity.
      In connection with the transfer of the assets and certain liabilities of GB Holdings, including those of GBHC, to us, we issued 2,882,837 shares of our common stock to GBHC, which, following the merger of GBHC and GB Holdings, became the sole asset of GB Holdings. Substantially all of the assets and liabilities of GB Holdings and GBHC (with the exception of the remaining 11% notes and accrued interest thereon, the shares of our common stock and the related pro rata share of deferred financing costs) were transferred to us. The Sands’ New Jersey gaming license was transferred to ACE Gaming in accordance with the approval of the Commission. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby we will initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. We did not record any gain or loss relating to the transfer.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Transaction, GB Holdings, Atlantic Holdings and ACE Gaming entered into a Contribution Agreement, pursuant to which GB Holdings contributed substantially all of its assets to us and we agreed to pay GB Holdings for its normal, ordinary course operating expenses (including legal and accounting costs, directors’ and officers’ insurance premiums, and fees for SEC filings), not to exceed in the aggregate $250,000 in any twelve month period, until September 29, 2005, subject to a number of conditions. However, the holders of a majority of the aggregate principal amount of the outstanding 3% notes may elect to allow us to provide additional funds to GB Holdings for expenses.
      On May 17, 2005, holders of a majority of aggregate principal amount of 3% notes elected to allow holders of such notes to convert the notes, in whole or in part, into shares of Atlantic Holdings common stock. Following this election, AREP, which owned an aggregate of $63.9 million principal amount of the 3% notes, elected to convert $28.8 million principal amount of our 3% notes and accrued interest thereon, into 1,898,181 shares of our common stock. Following such conversion, the warrants became exercisable into shares of Atlantic Holdings common stock. Our board of directors may limit the exercise period by providing ninety day written notice of cancellation.
      As a result of the conversion by AREP of our 3% notes, and pursuant to the terms of the warrant agreement dated July 22, 2004, by and between us and American Stock Transfer and Trust Company as the warrant agent, as of May 17, 2005, holders of our warrants may exercise their warrants to purchase 0.275 shares of our common stock for each warrant that they own at an exercise price of $0.01 per share.
      On September 29, 2005, GB Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 13, 2006, an Official Committee of Unsecured Creditors, or the Committee, of GB Holdings, was formed and was granted standing by the Bankruptcy Court to commence litigation in the name of GB Holdings against us, ACE Gaming and other entities affiliated with Mr. Icahn, as well as the directors of GB Holdings. The Committee originally filed an objection to the allowance of our claims against GB Holdings. The committee also challenged certain parts of the Transaction. Mr. Icahn and affiliates maintained ownership of 7,748,744 shares of GB Holdings common stock. The Bankruptcy Court placed the consideration of the Committee’s Proposed Plan of Liquidation and Disclosure Statement in abeyance until the resolution of the proposed litigation.
      On September 6, 2006, holders of a majority of the outstanding principal amount of the 3% notes directed the Company to immediately convert all outstanding 3% notes into shares of our common stock. As a result, affiliates of Mr. Icahn converted $35.1 million of our 3% notes to 2,314,986 shares of our common stock and the remaining holders of $2.3 million converted to 153,898 shares of our common stock. As a result of such conversion, the indenture governing our 3% notes was deemed satisfied pursuant to its terms and Wells Fargo Bank National Association, as trustee, terminated the liens on our assets and on the assets of ACE Gaming. As a result of the above described transactions, on December 31, 2006, affiliates of Mr. Icahn owned an aggregate of 6,344,071 shares and GB Holdings owned 2,882,938 shares of our outstanding common stock.
      During the fourth quarter of 2006, entities affiliated with Mr. Icahn entered into a term sheet, or the term sheet, with the Committee, GB Holdings and Robino Stortini Holdings LLC, or RSH, which outlined the resolution of Claims relating to the July 2004 transactions. In 2005, RSH filed an action in Delaware Chancery Court, claiming to hold a beneficial interest in shares of stock and GB Holdings. The provisions of the term sheet were incorporated in the Committee’s Eighth Modified Chapter 11 Plan of Liquidation of GB Holdings, or the Plan. On January 30, 2007, the Bankruptcy Court approved the Plan. On February 22, 2007, in accordance with the Plan, AREH acquired (1) all of our common stock owned by GB Holdings for a cash payment of approximately $52 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GB Holdings and Icahn affiliates and (2) all of the warrants to acquire our common stock and our common stock owned by RSH for a cash payment of $3.7 million. In accordance with the Plan, GB Holdings used the $52 million to pay amounts owed to its creditors, including the holders of GB Holding’s 11% notes and holders of administrative claims and to

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
establish an approximately $330,000 fund to be distributed pro rata to holders of equity interests in GB Holdings other than Icahn affiliated entities. In addition, we and other Icahn affiliated entities received releases of all direct and derivative claims that could be asserted by GB Holdings, its creditors and stockholders, including RSH. As a result of the approval of the plan by the Bankruptcy Court and the subsequent consummation of the transactions set forth in the Plan, management believes that all claims against us in connection with the GB Holdings bankruptcy have been resolved.
      Pursuant to the Plan, AREP acquired 2,882,938 shares of our common stock from GB Holdings and warrants to acquire approximately 163,000 shares of our common stock from RSH, and upon exercise of such warrants AREH will own approximately 9,389,511 shares of our common stock, representing approximately 93.9% of our common stock on a fully diluted basis.

Basis of Presentation
      Because GB Holdings controlled the operations and business of the Company prior to the Transaction and the Company and GB Holdings remained under common control for accounting purposes after the Transaction, the accompanying combined financial statements have been prepared as a reorganization of businesses under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities transferred to the Company have been recognized at historical amounts. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets shall initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. The combined financial statements for the year ended December 31, 2004 present the results of the Company and its subsidiary as if the Company had been in existence throughout the period from January 1, 2004 to December 31, 2004 and as if the prior operations were transferred to the Company from GB Holdings as of the earliest date presented.
      In addition, the combined financial statements for periods up to December 31, 2004 include certain assets and liabilities and the results related to assets and liabilities of GB Holdings that were not transferred to the Company and were retained by GB Holdings in connection with the Transaction. In addition, to the 2,882,938 shares of our common stock, the assets and liabilities retained by GB Holdings consisted of the following, as of July 22, 2004 (in thousands):

Current Assets, primarily prepayments	$266
Current portion of long-term debt	$43,741
Note payable, related party	$21,900
Accrued interest	$2,984
      In connection with the Transaction, in addition to the assets and liabilities related to the operations of The Sands, GB Holdings also transferred $16.9 million in cash to Atlantic Holdings.
      In preparing the consolidated financial statements, the assets and liabilities, revenues and expenses of the operations prior to the Transaction are reflected in the accompanying consolidated financial statements.
      As a result of the sale of ACE Gaming, we no longer have an operating business. Our remaining assets and liabilities are summarized as follows (in thousands):

Cash	$1,258
Restricted cash	$200,515
Other current assets	$439
Deferred taxes	$16,258
Accounts payable and accrued expenses	$699

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our future operations for the near term will be interest earned on our restricted cash, utilization of tax assets and general and administrative expenses. Therefore our accounting policies relate primarily to the operations of The Sands for the periods presented and not an indication of future assets, liabilities, revenues or expenses. The accounting policies described herein primarily relate to the historical operations of The Sands.
      As discussed previously we sold our operating assets on November 17, 2006. The financial statements have not been presented on a discontinued operations basis due to us selling our entire operations; as a result the financial statements reflect the results of ACE Gaming’s operations through November 17, 2006, the date we sold our operating assets.

Principles of Consolidation and Combination
      The consolidated financial statements include the accounts of Atlantic Holdings and ACE Gaming through November 17, 2006, the sale date ACE Gaming. All material intercompany balances and transactions have been eliminated in consolidation. For periods prior to July 23, 2004, the historical financial statements were presented on a combined basis. Subsequent to this date, all statements are presented on a consolidated basis.

Casino Revenues and Promotional Allowances
      Casino revenue was recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues were net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Gross revenues included the retail value of rooms, food and beverage and other items that were provided to customers on a complimentary basis. Such amounts were then deducted as promotional allowances. Promotional allowances also included incentives for goods and services earned in our slot club and other gaming programs.
      We also rewarded customers, through the use of loyalty programs, with points based on amounts wagered, that could be redeemed for a specified period of time for cash and non-cash awards. We deducted the cash incentive amounts from casino revenue.
      The estimated costs of providing complimentaries, included as casino expenses, are as follows (in thousands):

	Year Ended December 31,

	2006	2005	2004

Food and Beverage	$2,577	$3,356	$3,821
Rooms	24	19	14
Other Operating	—	11	11

Total	$2,601	$3,386	$3,846

Cash and Cash Equivalents
      Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as commercial paper, certificates of deposit and fixed repurchase agreements. Restricted cash results from escrow deposits due to the sale of ACE Gaming. Restricted cash was $200.5 million and $0.0 million at December 31, 2006 and 2005, respectively.

Concentrations of Credit Risk
      Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash equivalents consist of interest-bearing deposits, money market

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
funds and debt instruments, all of which are maintained with high credit quality financial institutions. Cash and cash equivalents are in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts.

Inventories
      Inventories stated at the lower of cost (on a first-in, first-out basis) or market and included in other current assets.

Property and Equipment
      Property and equipment purchased are stated at cost. Assets held under capital leases are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.
      Depreciation and amortization of property and equipment are computed using the straight-line method over the following useful lives:

Buildings and improvements	25-40 years
Furniture, fixtures and equipment	3-15 years
      The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are added to the asset base and amortized over the related assets’ estimated useful lives; we capitalized interest of $0, $0 and $86,000 during fiscal years 2006, 2005 and 2004, respectively.

Long-Lived Assets
      We periodically evaluate our long-lived assets in accordance with the application of Statement of Financial Accounting Standards, or SFAS, No. 144 for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
      Inherent in the reviews of the carrying amounts of the above assets are various estimates. First, management must determine the usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating property.

Unamortized Debt Issue Costs
      Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method. For the years ended December 31, 2006, 2005 and 2004, amortization of debt issue costs were $704,000, $3,903,000 and $1,116,000, respectively, and are included in interest expense. In connection with the conversion of the remaining 3% notes the remaining unamortized debt issue costs of approximately $1.8 million was expensed and is included in selling, general and administrative expenses for 2006.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Slot Club Liability
      We offered a program whereby participants could accumulate points for casino wagering that could be redeemed for cash, lodging, food and beverages, and merchandise. A liability was recorded for the estimate of unredeemed points based upon redemption history at our casino. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Points expire after three months. Slot club liability is included in accrued expenses on the consolidated balance sheet.

Self-Insurance
      We retain the obligation for certain losses related to customer’s claims of personal injuries incurred while on our property as well as major medical claims for non-union employees. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting our estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Allowance for Obligatory Investments
      Prior to the closure of The Sands and subsequent sale of ACE Gaming, we maintained obligatory investment allowances for our investments made in satisfaction of our Casino Reinvestment Development Authority obligation. The obligatory investments may ultimately take the form of Casino Reinvestment Development Authority issued bonds, which bear interest at below market rates, direct investments or donations. Casino Reinvestment Development Authority bonds bear interest at approximately two-thirds of market rates. Management based its reserves on the type of investments the obligation has taken or is expected to take. Management has reserved the predominant balance of its obligatory investments at between 33% and 49%. Pursuant to the acquisition agreement, we have transferred the right to use all existing CRDA deposits to Pinnacle.

Long-term Debt
      The fair value of our long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities.

Sales, Advertising and Promotion
      Sales, advertising and promotion costs are expensed as incurred and were approximately $12.5 million, $14.9 million and $14.7 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Income Taxes
      We account for income tax assets and liabilities in accordance with SFAS No. 109.
      SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. We maintain valuation allowances where it is determined more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, management takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax planning strategies. Management has determined that the realization of certain of the Company’s deferred tax assets is more likely than not and, as such, has reduced the valuation allowance on those deferred tax assets at December 31, 2006.

Loss per Share
      SFAS No. 128, “Earnings Per Share”, requires, among other things, the disclosure of basic and diluted earnings per share for public companies. The capital structure of the Company includes potentially dilutive securities in the form of 2,218,689 warrants exercisable for 610,140 shares of Atlantic Holdings. Since the Company had a net loss for the two-years ended December 31, 2005 and 2004, including the fully diluted shares in calculating loss per share would be anti-dilutive, so the basic and diluted loss per share are the same. Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding.
      The weighted average shares used in the calculation of loss per common share for the periods prior to the Transaction are presented on a pro forma basis, based upon the capital structure that existed immediately following the Transaction.
      The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations for net income:

	Years Ended December 31,

	2006	2005	2004

	(In thousands, except share data)
Basic earnings per share:
Net income (loss)	$39,832	$(12,453)	$(10,262)

Weighted average common shares outstanding	7,704,093	5,413,431	2,882,938

Net income (loss) per share	$5.17	$(2.30)	$(3.56)

Diluted earnings per share:
Net income (loss)	$39,832	$(12,453)	$(10,262)
Net income adjustment for interest on convertible debt, net of tax	959	—	—

Net income (loss) adjusted	$40,791	$(12,453)	$(10,262)

Weighted average common shares outstanding	7,704,093	5,413,431	2,882,938
Dilutive shares resulting from convertible debt	1,685,767	—	—
Dilutive shares resulting from exercise of warrants	610,140	—	—

Weighted average shares and common stock equivalents outstanding	10,000,000	5,413,431	2,882,938

Net income per share	$4.08	$—	$—

Use of Estimates
      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates.

Reclassifications
      Certain reclassifications have been made to the prior years consolidated financial statements to conform to the current fiscal year presentation. These reclassifications had no effect on net loss.

Recently Issued Accounting Pronouncements
      In July 2006, the Financial Accounting Standards Board issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109. Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, establishes the criterion that an individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, Interpretation 48 will be applied to all tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date will be recognized or continue to be recognized. The cumulative effect of applying Interpretation 48 will be reported as an adjustment to retained earnings at the beginning of the period in which it is adopted.
      Interpretation 48 is effective for fiscal years beginning after December 15, 2006. We have not been able to complete our evaluation of the impact of adopting Interpretation 48 and as a result, we are not able to estimate the effect the adoption will have on our financial position and results of operations.
      In September 2006, the SEC issued Staff Accounting Bulletin, or SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 did not have any impact on our consolidated financial statements.
      In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We believe that the adoption of SFAS 157 will not have a material impact on our consolidated financial statements.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Accounts Receivable
      Accounts receivable consists of the following:

	December 31,

	2006	2005

	(In thousands)
Hotel and related	$—	$486
Gaming	—	6,349
Other	—	341

	—	7,176
Less allowance for doubtful accounts	—	3,431

	$—	$3,745

      The Company recorded bad debt expense and allowance for doubtful accounts for the years December 31, 2006, 2005 and 2004 ended as follows:

	December 31,

	2006	2005	2004

	(In thousands)
Balance at beginning of period	$3,431	$3,538	$5,631
Bad debt expense	541	450	416
Deductions and write-offs	(3,972)	(557)	(2,509)

Balance at end of period	$—	$3,431	$3,538

Note 3.	Other Current Assets
      Other current assets consist of the following:

	December 31,

	2006	2005

	(In thousands)
Inventories	$—	$2,588
Prepaid expenses	—	4,017
Insurance deposits	—	3,121
Assets held for sale	171	—
Other	268	444

	$439	$10,170

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Property and Equipment, Net
      Property and equipment consist of the following:

	December 31,

	2006	2005

	(In thousands)
Land and improvements	$—	$54,344
Building and improvements	—	88,273
Furniture, fixtures and equipment	—	79,921
Construction in progress	—	224

	—	222,762
Less accumulated depreciation and amortization	—	62,159

	$—	$160,603

      Assets recorded under capital leases were approximately $0.0 and $0.9 million at December 31, 2006 and 2005, respectively. Accumulated depreciation and amortization at December 31, 2006 and 2005 includes amounts recorded for capital leases of $0.0 million and $0.2 million, respectively.

Note 5.	Accrued Expenses
      Accrued expenses consist of the following:

	December 31,

	2006	2005

	(In thousands)
Accrued liabilities	$—	$4,850
Account Payable — related party	113	559
Accrued payroll and related expenses	—	6,798
Accrued taxes	239	865
Accrued insurance reserves	—	1,310
Other	—	915

	$352	$15,297

Note 6.	Leases
      The Company leased certain equipment and property under operating leases. Total rent expense was $2.0 million, $2.0 million and $2.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. We have no future minimum commitments for operating leases or capital leases.
      For the years ended December 31, 2006, 2005 and 2004, we recorded rental revenue of $251,000, $220,000 and $199,000, respectively.
      No future minimum lease payments to be received for various non-cancelable operating leases for certain retail space for years subsequent to December 31, 2006

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Income Taxes
      The components of the provision (benefit) for income taxes are as follows:

	December 31,

	2006	2005	2004

	(In thousands)
Federal income tax provision:
Current	$294	$—	$—
Deferred	(16,222)	—	—
State income tax provision:
Current	728	1,002	1,044
Deferred	(36)	—	—

	$(15,236)	$1,002	$1,044

Deferred Tax Assets & Liabilities
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. The major components of deferred tax liabilities and assets were as follows:

	December 31,

	2006	2005

	(In thousands)
Deferred tax assets:
Bad debt reserve	$—	$1,552
Deferred financing costs	—	1,434
Accrued vacation and employee related	—	2,290
Gaming related	—	4,191
Casino Reinvestment Development Authority	—	6,036
Federal and state net operating loss carryforward	14,710	23,241
Credit carryforwards	3,607	2,661
Other	—	1,223

Total deferred tax assets	18,317	42,628
Less valuation allowance	(2,019)	(27,704)

Total deferred tax assets after valuation allowances	16,298	14,924

Deferred tax liabilities:
Non-current:
Depreciation of plant and equipment	(40)	(14,924)

Total deferred tax liabilities	(40)	(14,924)

Net deferred tax assets	$16,258	$—

      We account for income tax assets and liabilities in accordance with SFAS No. 109 which requires a “more likely than not” criterion be applied when evaluating the realizability of a deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversal of

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on this criterion, Management has determined that the realization of certain of the Company’s deferred tax assets is more likely than not and, as such, has reduced the valuation allowance on those deferred tax assets at December 31, 2006. The net change in the valuation allowance for deferred income tax assets was a decrease of $25.7 million in 2006 and an increase of $4.2 million in 2005.
      Federal net operating loss carryforwards totaled approximately $42 million as of December 31, 2006 and will begin expiring in the year 2023 through 2025. New Jersey net operating loss carryforwards totaled approximately $0.6 million as of December 31, 2006 and will begin expiring in 2012. The Company also has general business credit carryforwards of approximately $1.4 million which expire in 2009 through 2026. Additionally, as of December 2006, the Company has a federal alternative minimum tax (AMT) credit carryforward of about $0.4 million and a New Jersey alternative minimum assessment (AMA) credit carryforward of approximately $1.9 million, both of which can be carried forward indefinitely.
      The provision for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

	December 31,

	2006	2005	2004

Expected federal benefit	35.0%	(35.0)%	(35.0)%
State taxes net of federal benefit	8.2%	(2.1)%	(0.5)%
Expired tax credit	0.0%	0.0%	3.5%
Permanent differences	0.2%	0.3%	0.6%
Tax credits	(2.7)%	6.0%	(7.9)%
Deferred tax valuation allowance	(104.4)%	36.7%	60.8%
Other	1.7%	2.9%	(10.8)%

	(62.0)%	8.8%	10.7%

Note 8.	Notes Payable
      Long-term debt is comprised of the following (in thousands):

	December 31,

	2006	2005

3% Notes due July 22, 2008	$—	$37,459
      As discussed in Note 1, both the indenture governing our 3% Notes due 2008 and our existing line of credit have been terminated; accordingly, the liens securing each obligation have also been terminated and released.
      In December 2005 the Company entered into a short-term insurance premium financing agreement with Flatiron Capital Corporation for $2.2 million at 5.75% to be paid back in monthly installments ending October 2006. At December 31, 2006, the outstanding balance was $0.0 million.

Note 9.	Related Party Transactions
      On or about July 14, 2004, GBHC entered into a license agreement with Las Vegas Sands, Inc., or LV Sands, for the use of the trade name “The Sands” through May 19, 2086, subject to termination rights for a fee after a certain minimum term. This license agreement superseded the previous agreement entered into by an affiliate of Mr. Icahn which was subsequently assigned to GBHC. Payments under the agreement were made directly to LV Sands and no fees were paid to the affiliate of Mr. Icahn. The license agreement was

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assigned to ACE Gaming as of July 22, 2004. The Sands made payments to the licensor in connection with the trade name in amounts of $299,000, $284,000 and $258,000, respectively, for the years ended December 31, 2006, 2005 and 2004.
      The Company has entered into an intercompany services arrangement with American Casino & Entertainment Properties LLC, ACEP which is controlled by affiliates of Mr. Icahn, whereby ACEP provides management and consulting services. The Company is billed based upon an allocation of salaries plus an overhead charge of 15% of the salary allocation plus reimbursement of reasonable out-of-pocket expenses. During 2006, 2005 and 2004 we were billed approximately $360,000, $708,000 and $387,500, respectively.
      The Company has entered into an agreement with XO Holdings, Inc., a long-distance phone carrier affiliated with Mr. Icahn. Payments for such charges incurred for the years ended December 31, 2006, 2005 and 2004 amounted to $189,000, $150,000 and $181,000 respectively.
      The Company paid WestPoint Home, Inc., a home fashion products company affiliated with Mr. Icahn, $98,000 for hotel supplies for the year ended December 31, 2006.
      As of December 31, 2006 and 2005, the Company owed approximately $113,000 and $559,000, respectively, for expenses to related parties. This relates to the intercompany services arrangement with affiliates of Mr. Icahn.
      In connection with the Transaction, GB Holdings, Atlantic Holdings and ACE Gaming entered into a Contribution Agreement, pursuant to which, Atlantic Holdings paid $0.0 million and $2.6 million to GB Holdings for the years ended December 31, 2006 and 2005, respectively, which was recorded as a return of capital. Additionally, the Company agreed to pay GB Holdings normal, ordinary course operating expenses (including legal and accounting costs, directors’ and officers’ insurance premiums, and fees for SEC filings) not to exceed in the aggregate $250,000 in any twelve month period, subject to a number of conditions.
      In connection with the execution and consummation of the acquisition agreement, the Company entered into the indemnification agreement and the AREH escrow agreement. Pursuant to the indemnification agreement, the Company agreed to indemnify AREH for certain payments it was obligated to make to Pinnacle under the terms of the acquisition agreement. Pursuant to the AREH escrow agreement, the Company deposited its proceeds from the sale of ACE Gaming into escrow to secure the Company’s obligations under the AREH escrow agreement.

Note 10.	Employee Benefit Plans
      ACE Gaming administered and participated in The Sands Retirement Plan, a qualified defined contribution plan for the benefit of all of ACE Gaming employees, who satisfied certain eligibility requirements.
      The Sands Retirement Plan was designed and operated to meet the qualification requirements under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and contains a qualified cash-or-deferred arrangement meeting the requirements of section 401(k) of the Code. All employees of ACE Gaming, who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.
      The Sands Retirement Plan provided for an employer matching contribution based upon certain criteria, including levels of participation by The Sands’ employees. The Company incurred matching contributions totaling $0.4 million, $0.4 million and $0.4 million, respectively, for the years ended December 31, 2006, 2005 and 2004.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company also contributed to multi-employer pension, health and welfare plans for its union employees. For the years ended December 31, 2006, 2005 and 2004, the Company recorded expenses for such plans of $5.2 million, $6.1 million and $5.2 million, respectively.

Note 11.	Commitments and Contingencies

Legal Proceedings
      On October 13, 2006, the Committee was granted standing by the Bankruptcy Court to commence litigation in the name of GB Holdings against us, ACE Gaming, AREP and other entities affiliated with Mr. Icahn as well as the directors of GB Holdings. During the fourth quarter of 2006 certain affiliates of Mr. Icahn, the Committee, GB Holdings and RSH, executed the term sheet, to resolve all claims relating to the Transaction. In connection with the Plan, on February 22, 2007, GB Holdings and its creditors and stockholders released us, our former subsidiary ACE Gaming, Pinnacle and various other parties from all claims and causes of action including, but not limited to, claims and causes of action arising in connection with: the Transaction, in which we and ACE Gaming acquired the assets of GB Holdings; the sale of ACE Gaming to Pinnacle; and, various other matters. Pursuant to the Plan, one or more affiliates of Mr. Icahn acquired all of the Atlantic Holdings common stock owned by GB Holdings and RSH and all Atlantic Holdings warrants owned by RSH for cash payments. The Pinnacle escrow agreement amount of $50 million was released on February 28, 2007 and the funds are now subject to the AREH escrow agreement.
      ACE Gaming challenged its property tax assessment in the Tax Court of New Jersey beginning with the tax year 1996 and including each year thereafter through 2006. A trial was held with respect to tax years 1996 through 1999. On May 12, 2006 an opinion was issued by the tax court upholding the original assessment for 1996 and reducing the tax assessment for the remaining three years. Subsequently, ACE Gaming entered into a settlement agreement with the City of Atlantic City for all years, 1996 through 2006. The settlement provides for $21 million to be paid to ACE Gaming, with $5 million of that amount having been received as a lump sum in February 2007 and the remaining $16 million to be received by ACE Gaming in the form of real estate tax credits, or cash payments, with payment in full to be received by the end of the third quarter 2011. Pursuant to the acquisition agreement, after the payment of legal fees and the retention of certain monies by Pinnacle, the Company received approximately $8.3 million in February 2007.
      In connection with the sale of ACE Gaming to Pinnacle, Pinnacle has requested a post-closing adjustment to reduce the purchase price by approximately $965,000. We have disagreed with their proposed adjustment with respect to approximately $707,000, and unless we can resolve the $707,000 in dispute, the amount in dispute will be referred to an accounting firm for resolution in accordance with the terms of the acquisition agreement.
      We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

Note 12.	New Jersey Regulations and Obligatory Investments
      On November 16, 2006, in connection with the sale of ACE Gaming, we voluntarily surrendered our casino license to the Commission.
      The following discussion relates to ACE Gaming. We have no further obligations related to the New Jersey Casino Control Act or the Control Act.
      The Control Act requires casino licensees to pay an investment alternative tax of 2.5% of Gross Revenue (the “2.5% Tax”) or, in lieu thereof, to make quarterly deposits of 1.25% of quarterly Gross Revenue with the Casino Reinvestment Development Authority (the “Deposits”). The Deposits are then used to purchase

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
bonds at below-market interest rates from the Casino Reinvestment Development Authority (the “CRDA”) or to make qualified investments approved by the CRDA. The CRDA administers the statutorily mandated investments made by casino licensees and is required to expend the monies received by it for eligible projects as defined in the Control Act. The Company has elected to make the Deposits with the CRDA rather than pay the 2.5% Tax.
      As of December 31, 2006 and 2005 the Company had purchased bonds totaling $0.0 million and $8.2 million, respectively. The bonds mature between February 2024 and November 2044 and bear interest between 3.4% and 7.0%. In addition, the Company had remaining funds on deposit and held in escrow by the CRDA at December 31, 2006 and 2005 of $0.0 million and $16.9 million, respectively. The bonds purchased and the amounts on deposit and held in escrow are collectively referred to as “obligatory investments” on the accompanying combined financial statements.
      Obligatory investments at December 31, 2006 and 2005 are net of accumulated valuation allowances of $0.0 million and $12.1, respectively, based upon the estimated realizable values of the investments. Provisions for valuation allowances for the years ended December 31, 2006, 2005 and 2004 amounted to $0.9 million, $0.7 million and $1.2 million, respectively.
      The Sands had, from time to time, contributed certain amounts held in escrow by the CRDA to fund CRDA sponsored projects. During 2006, 2005 and 2004, The Sands donated $0.3 million, $0.1 million and $0.3 million, respectively, of its escrowed funds to CRDA sponsored projects. No specific refund or future credit was associated with these contributions. Other assets aggregating $0.0 million and $0.2 million, respectively, have been recognized at December 31, 2006 and 2005, and were being amortized through the sale of The Sands. Amortization of other assets totaled $182,000, $207,000 and $207,000 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in depreciation and amortization.
      In April 2004, the casino industry, the CRDA and the New Jersey Sports and Exposition Authority agreed to a plan regarding New Jersey video lottery terminals or VLTs. Under the plan, casinos will pay a total of $96 million over a period of four years, of which $10 million will fund, through project grants, North Jersey CRDA projects and $86 million will be paid to the New Jersey Sports and Exposition Authority which will then subsidize certain New Jersey horse tracks to increase purses and attract higher-quality races that would allow them to compete with horse tracks in neighboring states. In return, the race tracks and New Jersey have committed to postpone any attempts to install VLTs for at least four years. $52 million of the $86 million would be donated by the CRDA from the casinos’ North Jersey obligations and $34 million would be paid by the casinos directly. It is currently estimated that the Company’s current CRDA deposits for North Jersey projects are sufficient to fund the Company’s proportionate obligations with respect to the $10 million and $52 million commitments. The Company’s proportionate obligation with respect to the $34 million commitment is estimated to be approximately $1.3 million payable over a four year period in annual installments due October 15th ranging from $278,000 to $398,000 per year. The Company’s proportionate obligation with respect to the combined $10 million and $52 million commitment is estimated to be approximately $2.5 million payable over a four year period. The amounts will be charged to operations, on a straight-line basis, through January 1, 2009. The Company made cash payments of $308,000, $303,000 and $278,000 in satisfaction of this obligation for the years ended December 31, 2006, 2005 and 2004, respectively.

321,984 Shares
Atlantic Coast Entertainment Holdings, Inc.
Common Stock

Prospectus

                    , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission registration fee	*
Blue sky qualification fees and expenses	*
Printing and engraving expenses	$25,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$5,000

Total	$105,000

*	Previously paid.

Item 14.	Indemnification of Officers and Directors.
      The Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.
      The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.
      The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.
      Our certificate of incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors and officers of Atlantic Coast, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15.	Recent Sales of Unregistered Securities.
      None

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number		Description of Document

2.1		Acquisition Agreement, dated as of September 3, 2006, by and between Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Holdings”), ACE Gaming, LLC (“ACE Gaming”) and Pinnacle Entertainment, Inc. and AREH and affiliates listed therein (incorporated by reference to Exhibit 2.1 to Atlantic Holding’s Form 8-K (SEC File No. 333-110484), filed on September 6, 2006).
3.1		Certificate of Incorporation of Atlantic Holdings (incorporated by reference to Exhibit 3.1 to Atlantic Coast’s Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
3.2		By-Laws of Atlantic Holdings (incorporated by reference to Exhibit 3.3 to Atlantic Coast’s Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.1		Form of Atlantic Holdings’ Common Stock certificate (incorporated by reference to Exhibit 4.1 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.2		Warrant Agreement, dated as of July 22, 2004, between Atlantic Holdings and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.7 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.3		Registration Rights Agreement, dated as of July 22, 2004, between Atlantic Holdings and the Signatories listed therein (incorporated by reference to Exhibit 4.8 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
5	.1*	Opinion of Katten Muchin Rosenman LLP.
10.1		Contribution Agreement, dated as of July 22, 2004, among GB Holdings, Greate Bay Hotel, Atlantic Holdings and ACE Gaming (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.2		Pledge and Security Agreement, dated as of July 22, 2004, among Atlantic Holdings, ACE Gaming and certain subsidiaries of Atlantic Holdings, as Guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.2 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.3		Assignment of Leases, dated as of July 22, 2004, between ACE Gaming and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.4		Mortgage, Fixture Filing and Security Agreement, dated as of July 22, 2004, between ACE Gaming and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.4 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.5		Loan and Security Agreement, dated November 12, 2004, by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress, as lender (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).
10.6		Guaranty to Fortress Credit Corp, dated as of November 12, 2004, among ACE, as guarantor, and Fortress as lender (incorporated by reference to Exhibit 10.2 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).
10.7		First Mortgage and Security Agreement, dated November 12, 2004, by and among ACE, as mortgagor, and Fortress, as mortgagee (incorporated by reference to Exhibit 10.3 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).

Exhibit
Number		Description of Document

10.8		Amended Loan and Security Agreement, dated November 30, 2005, by and among Atlantic Holdings, as borrower, ACE Gaming, as guarantor, and Drawbridge, as lender (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on March 15, 2006).
10.9		American Casino & Entertainment Properties LLC & Atlantic Coast Entertainment Holdings, Inc. Management Incentive Plan, Effective January 1, 2005, revised January 10, 2006 (incorporated by reference to Exhibit 10.12 to ACEP’s Form 8-K (SEC File No-333-118149), filed on January 20, 2006).
10.10		Indemnification Agreement, dated as of September 3, 2006, by and between AREH and Atlantic Holdings (incorporated by reference to Exhibit 10.1 to Atlantic Holding’s Form 8-K filed on November 24, 2006).
10.11		Escrow Agreement, dated as of November 17, 2006, by and between AREH, Atlantic Holdings and JPMorgan Chase Bank N.A., as escrow agent (incorporated by reference to Exhibit 10.2 to Atlantic Holding’s Form 8-K filed on November 24, 2006).
12	*	Ratio of Earnings to Fixed Charges
23	.1*	Consent of Grant Thornton LLP
23	.2*	Consent of KPMG LLP.
23.3		Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
24.1		Power of Attorney (included on the signature page to this registration statement).

 * Filed herewith

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrations statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlantic City, State of New Jersey, on the 9th day of May, 2007.

Atlantic Coast Entertainment Holdings, Inc.

/s/ Denise Barton
_______________________________________ By: Denise Barton, Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard P. Brown and Denise Barton, or either of them, as his or her attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard P. Brown Richard P. Brown	Chief Executive Officer (Principal Executive Officer)	May 9, 2007

/s/ Denise Barton Denise Barton	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2007

/s/ William A. Leidesdorf William A. Leidesdorf	Director	May 9, 2007

/s/ James L. Nelson James L. Nelson	Director	May 9, 2007

/s/ Jack G. Wasserman Jack G. Wasserman	Director	May 9, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Document

2.1	Acquisition Agreement, dated as of September 3, 2006, by and between Atlantic Coast Entertainment Holdings (“Atlantic Holdings”), ACE Gaming, LLC (“ACE Gaming”) and Pinnacle Entertainment, Inc. and AREH and affiliates listed therein (incorporated by reference to Exhibit 2.1 to Atlantic Holding’s Form 8-K (SEC File No. 333-110484), filed on September 6, 2006).
3.1	Certificate of Incorporation of Atlantic Holdings (incorporated by reference to Exhibit 3.1 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
3.2	By-Laws of Atlantic Holdings (incorporated by reference to Exhibit 3.3 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.1	Form of Atlantic Holdings’ Common Stock certificate (incorporated by reference to Exhibit 4.1 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.2	Warrant Agreement, dated as of July 22, 2004, between Atlantic Holdings and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.7 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
4.3	Registration Rights Agreement, dated as of July 22, 2004, between Atlantic Holdings and the Signatories listed therein (incorporated by reference to Exhibit 4.8 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
5.1*	Opinion of Katten Muchin Rosenman LLP.
10.1	Contribution Agreement, dated as of July 22, 2004, among GB Holdings, Greate Bay Hotel, Atlantic Holdings and ACE Gaming (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.2	Pledge and Security Agreement, dated as of July 22, 2004, among Atlantic Holdings, ACE Gaming and certain subsidiaries of Atlantic Holdings, as Guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.2 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.3	Assignment of Leases, dated as of July 22, 2004, between ACE Gaming and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.4	Mortgage, Fixture Filing and Security Agreement, dated as of July 22, 2004, between ACE Gaming and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.4 to Atlantic Holdings’ Form S-4/A (SEC File No. 333-110484), filed on August 3, 2004).
10.5	Loan and Security Agreement, dated November 12, 2004, by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress, as lender (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).
10.6	Guaranty to Fortress Credit Corp, dated as of November 12, 2004, among ACE, as guarantor, and Fortress as lender (incorporated by reference to Exhibit 10.2 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).
10.7	First Mortgage and Security Agreement, dated November 12, 2004, by and among ACE, as mortgagor, and Fortress, as mortgagee (incorporated by reference to Exhibit 10.3 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on November 18, 2004).
10.8	Amended Loan and Security Agreement, dated November 30, 2005, by and among Atlantic Holdings, as borrower, ACE Gaming, as guarantor, and Drawbridge, as lender (incorporated by reference to Exhibit 10.1 to Atlantic Holdings’ Form 8-K (SEC File No. 333-110484), filed on March 15, 2006).
10.9	American Casino & Entertainment Properties LLC & Atlantic Coast Entertainment Holdings, Inc. Management Incentive Plan, Effective January 1, 2005, revised January 10, 2006 (incorporated by reference to Exhibit 10.12 to ACEP’s Form 8-K (SEC File No-333-118149), filed on January 20, 2006).
10.10	Indemnification Agreement, dated as of September 3, 2006, by and between AREH and Atlantic Holdings (incorporated by reference to Exhibit 10.1 to Atlantic Holding’s Form 8-K filed on November 24, 2006).

Exhibit
Number	Description of Document

10.11	Escrow Agreement, dated as of November 17, 2006, by and between AREH, Atlantic Holdings and JPMorgan Chase Bank N.A., as escrow agent (incorporated by reference to Exhibit 10.2 to Atlantic Holding’s Form 8-K filed on November 24, 2006).
12 *	Ratio of Earnings to Fixed Charges
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of KPMG LLP.
23.3	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

 * Filed herewith